UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ALLISON TRANSMISSION HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allison Transmission

DHL
DHL
Allison

THE POWER OF ALLISON

Notice of 2019 Annual Meeting and Proxy Statement

Wednesday, May 8, 2019 at 1:00p.m. EDT at
Hyatt Regency Indianapolis
One South Capitol Avenue
Indianapolis, Indiana 46204

Letter from the President and Chief Executive Officer

Dear Fellow Stockholder:

It is my pleasure, along with our Board of Directors, or Board, to invite you to the 2019 annual meeting of stockholders, or the Annual Meeting, of Allison Transmission Holdings, Inc. This year’s meeting will be held on Wednesday, May 8, 2019 at 1:00 p.m. Eastern Time, at the Hyatt Regency Indianapolis, One South Capitol Avenue, Indianapolis, Indiana 46204.

You will find information regarding the business to be conducted at the Annual Meeting in the attached Notice of 2019 Annual Meeting of Stockholders and Proxy Statement, including information you should consider when you vote your shares. We are sending our stockholders a notice regarding the availability of this proxy statement, our 2018 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form.

Our Board unanimously recommends that you vote:

(1)	“FOR” the election of the eleven director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019;
(3)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers; and
(4)	For the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers.

Last year was a record year for Allison. In 2018, we generated the highest Net Sales, Net Income and Adjusted EBITDA in company history, increased sales in each of our end markets and made proactive investments in our business. The Allison team accomplished this in a year of rapidly changing and challenging market conditions through hard work, focus on operational excellence and execution of our strategic imperatives. Our established and well-defined approach to capital structure and allocation remains intact. We leveraged opportunistic refinancing activities and returned capital to stockholders through quarterly dividends and $609 million of common stock repurchases. I appreciate your continued interest in and support of our company and look forward to seeing you at the Annual Meeting.

Sincerely,

David S. Graziosi
President and Chief Executive Officer

Notice of 2019 Annual Meeting of Stockholders

Wednesday, May 8, 2019

1:00 p.m. Eastern Time

Hyatt Regency Indianapolis, One South Capitol Avenue, Indianapolis, IN 46204

Record Date

March 11, 2019

Items of Business

(1)	To elect eleven directors to serve until the 2020 annual meeting of stockholders;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019;
(3)	An advisory non-binding vote to approve the compensation paid to our named executive officers;
(4)	An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers; and
(5)	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Admission

In order to be admitted to the Annual Meeting, you must present (i) proof of ownership of Allison stock on March 11, 2019, which is the record date for the Annual Meeting, and (ii) a form of photo identification such as a driver’s license. Proof of ownership can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 11, 2019;
•	the Notice of Internet Availability of Proxy Materials;
•	a printout of the proxy distribution email (if you received your materials electronically);
•	a proxy card;
•	a voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.

Voting

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating, and returning the accompanying proxy card or voting instruction form will save the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option.

Our Board unanimously recommends that you vote:

(1)	“FOR” the election of each of the eleven director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019;
(3)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers; and
(4)	For the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers.

On or about Friday, March 29, 2019, we will mail to our stockholders either (1) a copy of this proxy statement, a proxy card and our 2018 Annual Report to Stockholders or (2) a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials and vote via the Internet.

The Notice Regarding the Availability of Proxy Materials, proxy statement, form of proxy card and our 2018 Annual Report to Stockholders are available at www.proxyvote.com.

The accompanying proxy statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.

By order of the Board of Directors

Eric C. Scroggins
 Vice President, General Counsel and Secretary

Questions and Answers about the Annual Meeting and Voting	1

Why did I receive a Notice of Internet Availability of Proxy Materials?	1
Who is entitled to vote at the Annual Meeting?	1
What does it mean if I receive more than one Notice, proxy card or voting instruction form?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How do I vote?	2
May I change my vote after I have submitted a proxy?	3
Is my vote confidential?	3
Who will serve as the proxy tabulator and inspector of election?	3
What vote is required to approve each proposal?	3
Who is paying for the cost of this proxy solicitation?	4
What do I need to do to attend the meeting in person?	5
Is there a list of stockholders entitled to vote at the Annual Meeting?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
Could other matters be decided at the Annual Meeting?	5
What is Allison’s Internet address?	5

Corporate Governance	6

Policies on Corporate Governance	6
Board Leadership Structure	6
Board Role in Risk Oversight	6
Director Independence	7
Majority Vote Standard for Election of Directors	7
Nominations for Directors	7
Director Qualifications	7
Stockholder Communication with our Board	8

Certain Relationships and Related Person Transactions	9

Sales to Customers Indirectly Owned by Director	9

Meetings and Committees of our Board	10

Board Composition	10
Board Meetings, Attendance and Executive Sessions	10
Board Committees	10
The Audit Committee	11
The Compensation Committee	11
The Nominating and Corporate Governance Committee	11
The Finance Committee	12
Compensation Committee Interlocks and Insider Participation	12

Stock Ownership	13

Security Ownership of Certain Beneficial Owners	13
Security Ownership of Directors and Officers	13
Section 16(a) Beneficial Ownership Reporting Compliance	15

Executive Officers	16

Allison Transmission Holdings, Inc.
One Allison Way
Indianapolis, Indiana 46222

This proxy statement is being provided to stockholders on or about March 29, 2019 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2019 annual meeting of stockholders, or the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2019 Annual Meeting of Stockholders. The Annual Meeting will be held at 1:00 p.m. Eastern Time on Wednesday, May 8, 2019 at the Hyatt Regency Indianapolis, One South Capitol Avenue, Indianapolis, Indiana 46204.

Questions and Answers about the Annual Meeting and Voting

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this proxy statement because you owned shares of Allison common stock at the close of business on March 11, 2019, which is the record date for the Annual Meeting, or the Record Date, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can ensure your shares are voted whether or not you attend the Annual Meeting.

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 29, 2019, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to certain of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you received a Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 125,255,892 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or 62,627,947 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?

There are four proposals that stockholders will vote on at the Annual Meeting:

•	Proposal No. 1: To elect eleven directors to serve until the 2020 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019;
•	Proposal No. 3: An advisory non-binding vote to approve the compensation paid to our named executive officers; and
•	Proposal No. 4: An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers.

2019 PROXY STATEMENT	[1]

Our Board recommends that you vote:

•	Proposal No. 1: “FOR” the election of each of the eleven directors nominated by our Board to serve until the 2020 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019;
•	Proposal No. 3: “FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers; and
•	Proposal No. 4: For the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers.

G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included on each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record, unless you previously requested printed copies of our proxy materials. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•	Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 7, 2019 by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 7, 2019 the toll free number found on the proxy card and following the recorded instructions.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.
•	In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

2	2019 PROXY STATEMENT

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may vote by using any of the following methods:

•	Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 7, 2019 by following the instructions provided in the Notice or the instructions on the voting instruction form if you request printed copies of the proxy materials by mail.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 7, 2019 the toll free number found on the voting instruction form and following the recorded instructions.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided. Properly executed voting instruction forms that are received in time and not subsequently revoked will be voted as instructed on the voting instruction form.
•	In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

May I change my vote after I have submitted a proxy?

If you are a stockholder of record, you have the power to revoke your proxy at any time by:

•	delivering to our General Counsel and Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Is my vote confidential?

We maintain the confidentiality of the votes of individual stockholders. Ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or ballot, management may learn how you voted in reviewing your comments.

Who will serve as the proxy tabulator and inspector of election?

A representative from Broadridge Financial Services, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a current report on Form 8-K filed with the Securities and Exchange Commission, or SEC.

What vote is required to approve each proposal?

The shares of a stockholder whose ballot is marked as “abstain” on any or all proposals will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the advisory, non-binding vote to approve the compensation paid to our named executive officers (Proposal No. 3) and the advisory, non-binding vote on the frequency of future advisory votes on the compensation paid to our named

2019 PROXY STATEMENT	[3]

executive officers (Proposal No. 4). If your record holder does not receive instructions from you on how to vote your shares on Proposal No. 1, Proposal No. 3 or Proposal No. 4, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present, but they will not be counted in determining the outcome of the vote on Proposal No. 1, Proposal No. 3 or Proposal No. 4.

A proxy that is signed and returned to us will be voted in the manner directed therein. If properly signed and returned, but no such direction is made, any proxy will be voted (i) “FOR” our Board’s eleven nominees for director, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019, (iii) “FOR” the approval of, in an advisory, non-binding vote, the compensation paid to our named executive officers, (iv) for the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers and (v) in the discretion of the proxies on such other business as may properly come before the meeting or any adjournments or postponements thereof.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Abstentions and Broker Non- Votes, if any
No. 1 To elect eleven directors	A nominee for director is elected only if the number of votes cast “FOR” a nominee’s election exceeds the number of “AGAINST” votes cast with respect to the nominee’s election	Abstentions and broker non-votes will not affect the outcome of the vote
No. 2 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy	Abstentions will have the same effect as votes against the proposal; brokers can vote in their discretion on this proposal
No. 3 An advisory, non-binding vote to approve the compensation paid to our named executive officers	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy	Abstentions will have the same effect as votes against the proposal; broker non-votes will not affect the outcome of the vote
No. 4 An advisory, non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy*	Abstentions will have the same effect as votes against the proposal; broker non-votes will not affect the outcome of the vote
*	This is the voting standard under Delaware law and our Fifth Amended and Restated Bylaws, or Bylaws. In determining the frequency with which we will hold future advisory votes to approve the compensation paid to our named executive officers, the Board will consider the frequency (every 1, 2 or 3 years) receiving the most votes as representing the stockholders’ views on how frequently such votes should occur.

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.

4	2019 PROXY STATEMENT

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Allison common stock on the Record Date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 11, 2019;
•	the Notice of Internet Availability of Proxy Materials;
•	a printout of the proxy distribution email (if you received your materials electronically);
•	a proxy card;
•	a voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of stock ownership as of the Record Date or refuses to comply with our security procedures. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list, please contact our General Counsel and Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, a single Notice or a single proxy statement and 2018 Annual Report to Stockholders, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this householding service or would like to receive individual copies of this year’s and/or future proxy materials, please contact our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account to enroll in this householding service or to receive individual copies of this year’s and/or future proxy materials.

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

What is Allison’s Internet address?

Our Internet address is http://www.allisontransmission.com. You can access this proxy statement, form of proxy card and our 2018 Annual Report to Stockholders at this Internet address. Allison’s filings with the SEC are available free of charge via a link from this address or directly from the SEC’s website at www.sec.gov. Unless expressly indicated otherwise, information contained on, or accessible through, our website is not a part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is a part of this proxy statement. These website addresses are intended to be inactive textual references only.

2019 PROXY STATEMENT	[5]

Corporate Governance

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, Bylaws and Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, our Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website, www.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

Board Leadership Structure

Since 2007, Lawrence E. Dewey has served as Chair of the Board. Effective on June 1, 2018, David S. Graziosi succeeded Mr. Dewey as our Chief Executive Officer, or CEO. Our Board believes that continuing to have Mr. Dewey fill the role of Chair of the Board is an appropriate and efficient leadership structure during this time of transition to a new CEO. Because Mr. Dewey is not independent, our Board has designated Thomas W. Rabaut as Lead Independent Director to serve as chairman of executive sessions of the independent directors, calling meetings of the independent directors and communicating the results of such meetings to the Chair of the Board, facilitating communication and serving as a liaison between the independent directors and the Chair of the Board and between the independent directors and management, reviewing and approving, in connection with the Chair of the Board, all agendas for meetings of the Board and communicating with major stockholders upon request. Our Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, our Board provides overall risk oversight focusing on the most significant risks facing us. Our Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board executes its oversight responsibility for risk management directly and through its committees. Our Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Managing Director, Financial and Tax Reporting coordinates our enterprise risk management process, and the Audit Committee receives regular reports regarding our enterprise risk management process. The Compensation Committee is tasked with overseeing our compensation-related risk assessment. See “Executive Compensation—Compensation-Related Risk Assessment” below. Our Board’s other committees oversee risks associated with their respective areas of responsibility.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan and capital structure. In addition, our Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, our Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

6	2019 PROXY STATEMENT

Director Independence

Our Board’s Corporate Governance Guidelines, which are available on our website as described above, require that our Board be comprised of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange, or NYSE. Our Board has determined that each of the following non-employee directors is independent under the listing standards of the NYSE: Judy L. Altmaier, Stan A. Askren, David C. Everitt, Alvaro Garcia-Tunon, William R. Harker, Carolann I. Haznedar, Richard P. Lavin, Thomas W. Rabaut and Richard V. Reynolds. Our Board has determined that directors Lawrence E. Dewey, who was our employee until June 1, 2018, and David S. Graziosi, who is currently our employee, are not independent.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

Nominations for Directors

The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders using the same criteria to evaluate candidates received from other sources. See “—Director Qualifications” below. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the Nominating and Corporate Governance Committee. Any recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election at an annual meeting, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, or include a director nominee in our proxy statement, must comply with the advance notice requirements or our proxy access requirements set forth in our Bylaws and provide the information required by our Bylaws regarding the nominee, the stockholder of record and the beneficial owner, if any. See “Stockholder Proposals at 2020 Annual Meeting” for more information on these procedures. During 2018, we engaged the National Association of Corporate Directors, or NACD, to conduct a search for qualified director candidates. Messes. Haznedar and Altmaier were identified through the NACD search process. Ms. Haznedar was appointed to our Board in November 2018 and Ms. Altmaier was appointed to our Board in February 2019.

Director Qualifications

In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of our operations; practical and mature business judgment, including the ability to make independent analytical inquiries; ownership of our stock; and gender and racial diversity. The Nominating and Corporate Governance Committee

2019 PROXY STATEMENT	[7]

and our Board evaluate each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Our Board is committed to actively seeking qualified candidates who reflect diverse backgrounds, including diversity of gender and race. Our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter require diverse candidates to be considered in each search for new Board nominees. Our Board recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives. Our Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity, age, experience, including financial expertise, and educational and professional background, of current and prospective directors. Our Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

The following chart highlights each director nominee’s specific skills, knowledge and experience. A lack of a mark does not mean the director nominee does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which our Board relies most heavily. Each director nominee’s biography describes these qualifications and relevant experience in more detail.

	Altmaier	Askren	Dewey	Everitt	Garcia- Tunon	Graziosi	Harker	Haznedar	Lavin	Rabaut	Reynolds
Accounting and Financial	✔	✔			✔	✔	✔		✔	✔	✔
Automotive/Trucking Industry	✔		✔			✔		✔	✔	✔
Business Strategy/M&A	✔	✔	✔		✔	✔	✔	✔	✔	✔	✔
Charitable/Non-Profit	✔	✔	✔	✔	✔		✔	✔		✔	✔
Energy			✔	✔		✔				✔
Government, Contracting and Defense		✔		✔			✔	✔	✔	✔	✔
Human Resources		✔	✔	✔		✔	✔	✔		✔	✔
Information Technology/ Cybersecurity		✔		✔	✔	✔				✔	✔
International	✔	✔	✔	✔	✔	✔		✔	✔	✔	✔
Manufacturing	✔	✔	✔	✔	✔	✔		✔	✔	✔
Operations/Supply Chain/Logistics	✔	✔	✔	✔	✔	✔	✔		✔	✔	✔
Public Company and Corporate Governance		✔	✔	✔	✔	✔	✔		✔	✔	✔
R&D/ Product Development	✔	✔		✔	✔			✔	✔	✔	✔
Regulatory	✔		✔		✔	✔	✔				✔
Sales and Marketing	✔	✔	✔	✔				✔		✔

Stockholder Communication with our Board

Our Board has implemented a process whereby our stockholders and all interested parties may send communications to our Board’s attention. Any stockholder or interested party desiring to communicate with our Board, or one or more specified members thereof, should communicate (i) in writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: General Counsel and Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at +1.317.242.4425. Our Board has instructed our General Counsel and Secretary to promptly forward all such communications to the specified addressees thereof. With respect to correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

8	2019 PROXY STATEMENT

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy for the evaluation of, and the approval, disapproval and monitoring of, transactions involving us and “related persons.” For purposes of the policy, “related persons” include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Nominating and Corporate Governance Committee then:

•	reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, if the transaction is in the best interests of the Company and the extent of the related person’s interest in the transaction; and
•	takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct.

All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Nominating and Corporate Governance Committee under the policy. These pre-approved transactions include:

•	certain employment and compensation arrangements;
•	transactions in the ordinary course of business where the related person’s interest arises only from:

(i) his or her position as a director of another entity that is party to the transaction;

(ii) an equity interest of less than 10% in another entity that is party to the transaction; or

(iii) a limited partnership interest of less than 10%, subject to certain limitations;

•	transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and
•	transactions determined by competitive bids.

No director may participate in the approval of a related person transaction for which he or she is a related person.

Sales to Customers Indirectly Owned by Director

During 2018, we had net sales of less than $25 million to Gillig LLC, or Gillig, and less than $5 million to General Dynamics Corporation, or GD. Pursuant to information provided to us by James A. Star in connection with the preparation of our proxy statement for our 2018 annual meeting of stockholders, Mr. Star, a member of our Board until May 2018, had an indirect material interest in Gillig as a result of trusts for the benefit of his wife and children collectively owning an approximately 5% interest in the entities that directly and indirectly own Gillig. In addition, all of the remaining direct and indirect interests in Gillig were owned by trusts for the benefit of members of Mr. Star’s wife’s immediate and extended family. Mr. Star also reported having an indirect material interest in GD as a result of trusts for the benefit of his wife, children and members of his wife’s immediate and extended family collectively owning approximately 10% of the outstanding shares of common stock of GD.

2019 PROXY STATEMENT	[9]

Meetings and Committees of our Board

Board Composition

Our Board currently consists of eleven members. Lawrence E. Dewey, our former CEO, is Chair of the Board, and Thomas W. Rabaut is Lead Independent Director. The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board.

Board Meetings, Attendance and Executive Sessions

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of our Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. During 2018, our Board held six meetings and committees of our Board held a total of 20 meetings. All directors attended 75% or more of the meetings of our Board and committees on which they served that were held during the period for which he or she was a director or committee member. All of our current directors who were serving as directors or nominated to serve as a director at the time of our 2018 annual meeting of stockholders attended that meeting.

Each regularly scheduled Board meeting normally concludes with a session between our CEO and the other directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO and Chair) if requested by any director. The independent directors may meet in executive session, without the Chair, at any time, and are scheduled for such non-independent executive sessions at each regularly scheduled Board meeting. As Lead Independent Director, Mr. Rabaut presides at executive sessions of independent directors.

Board Committees

Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of our Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee. In addition, from time to time, other committees may be established under the direction of our Board when necessary to address specific issues. The table below shows the current membership of each Board committee and the number of meetings held during 2018:

Director	Audit	Compensation	Nominating and Corporate Governance	Finance
Judy L. Altmaier	X
Stan A. Askren		X
Lawrence E. Dewey				Chair
David C. Everitt			X
Alvaro Garcia-Tunon	Chair			X
David S. Graziosi
William R. Harker	X	X		X
Carolann I. Haznedar	X
Richard P. Lavin		X	X
Thomas W. Rabaut			Chair
Richard V. Reynolds	X	Chair
2018 Meetings	8	8	4	0*
*	The Finance Committee was formed in February 2019 and therefore did not hold any meetings in 2018.

10	2019 PROXY STATEMENT

The membership of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee and compensation committee members, respectively, required by SEC rules and NYSE listing standards.

The Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public, and prepares the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists our Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements, and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.

Our Board has determined that Alvaro Garcia-Tunon qualifies as an “audit committee financial expert” as defined by SEC rules.

The Compensation Committee

The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers and employees and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable.

The Compensation Committee may take into consideration the recommendations of our Chief Executive Officer with respect to the compensation of our other executive officers. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “Executive Compensation—Compensation Committee Report” in this Proxy Statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE and the rules and regulations of the SEC.

The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2018, the Compensation Committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Overview—Role of Compensation Consultant” for a description of the services provided to the Compensation Committee by Semler Brossy.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in discharging our Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on our Board and overseeing the evaluation of our Board. See “Corporate Governance—Nominations for Directors” and “—Director Qualifications” above for additional information. The Nominating and Corporate Governance Committee approves compensation provided to our directors and all related person transactions. The Nominating and Corporate Governance Committee has the authority to retain any independent counsel, experts or advisors. The charter of the Nominating and Corporate Governance Committee requires that all responsibilities of such committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of such committee who qualify as independent.

2019 PROXY STATEMENT	[11]

The Finance Committee

The Finance Committee assists our Board in discharging our Board’s responsibilities regarding significant transactions, including strategic investments, mergers and acquisitions and divestitures, capital expenditures, capital structure, including dividends, stock repurchases and borrowing and equity practices, and other financial strategies and special projects. The Finance Committee has the authority to retain any independent counsel, experts or advisors.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2018, our Compensation Committee consisted of General Reynolds and Messrs. Askren, Lavin and Star through May 9, 2018 and General Reynolds and Messrs. Askren, Harker and Lavin after May 9, 2018. None of the members of our Compensation Committee during 2018 or as of the date of this proxy statement is or has been one of our officers or employees. During fiscal year 2018, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. During 2018, we had sales to Gillig and GD, each of which may be deemed to be indirectly owned or controlled by Mr. Star as a result of the ownership interests in each of these companies held by trusts for the benefit of his wife, children and members of his wife’s immediately family. See “Certain Relationships and Related Person Transactions—Sales to Customers Indirectly Owned by Director” above for additional information.

12	2019 PROXY STATEMENT

Stock Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 11, 2019.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	13,688,035	10.9%

FMR LLC(2) 245 Summer Street Boston, MA 02210	12,411,212	9.9%

Ashe Capital Management, LP(3) 530 Sylvan Avenue, Suite 101 Englewood Cliffs, NJ 07632	10,029,085	8.0%

SQ Advisors, LLC(4) 1400 Gulf Shore Boulevard North, Suite 184 Naples, FL 34102	8,294,015	6.6%
(1)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2019. The Vanguard Group has sole power to vote 64,837 shares, shared power to vote 16,951 shares, sole power to dispose of 13,618,495 shares and shared power to dispose of 69,540 shares.
(2)	This information is based on a Schedule 13G/A filed with the SEC on January 10, 2019. FMR LLC has sole power to vote 392,899 shares and sole power to dispose of 12,411,212 shares.
(3)	This information is based on a 13D/A filed with the SEC on May 19, 2017, as updated by the Form 4 filed with the SEC by William R. Harker on January 23, 2019. Mr. Harker, who is one of our directors, is a member of Ashe GP, LLC, the general partner of Ashe Capital Management, LP, or Ashe Capital. Ashe Capital has the sole power to vote and dispose of 10,029,085 shares. William C. Crowley, a principal of Ashe Capital, has the sole power to vote and dispose of 4,020 shares held in the William C. Crowley Roth IRA.
(4)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2019. SQ Advisors, LLC has the sole power to vote and dispose of 8,294,015 shares.

Security Ownership of Directors and Officers

The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 11, 2019 by each of our directors, nominees for director and named executive officers, as well as all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

2019 PROXY STATEMENT	[13]

Except as otherwise indicated in these footnotes, each of the directors and officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors and executive officers have been pledged as security.

Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
David S. Graziosi(1)	269,267	*
G. Frederick Bohley(2)	63,973	*
John M. Coll(3)	8,906	*
Michael A. Dick(4)	70,685	*
Randall R. Kirk (5)	442,399	*
Lawrence E. Dewey(6)	237,592	*
Non-Employee Directors
Judy L. Altmaier(7)	605	*
Stan A. Askren(8)	16,206	*
David C. Everitt(9)	16,955	*
Alvaro Garcia-Tunon(10)	18,826	*
William R. Harker(11)	10,038,840	8.0%
Carolann I. Haznedar(12)	1,724	*
Richard P. Lavin(13)	14,129	*
Thomas W. Rabaut(14)	44,392	*
Richard V. Reynolds(15)	21,557	*
All current executive officers and directors as a group (17 persons)(16)	11,310,405	9.0%
*	Denotes less than 1.0% of beneficial ownership.
(1)	Includes 46,468 vested, but unexercised options.
(2)	Includes 27,673 vested, but unexercised options and 360 shares of common stock held by his spouse.
(3)	Represents 8,906 shares of common stock held by the John Coll Living Trust dated May 2, 2005.
(4)	Includes 23,178 vested, but unexercised options.
(5)	Includes 319,091 vested, but unexercised options.
(6)	Includes 2,866 deferred stock units, or DSUs, and 17 dividend equivalents that could be settled in common stock within 60 days.
(7)	Represents 605 DSUs that could be settled in common stock within 60 days.
(8)	Includes 2,859 restricted stock units, or RSUs, and 27 dividend equivalents that vest within 60 days.
(9)	Includes 14,742 DSUs and 623 dividend equivalents that could be settled in common stock within 60 days.
(10)	Includes 18,358 DSUs and 468 dividend equivalents that could be settled in common stock within 60 days.
(11)	Includes (i) 9,625 DSUs and 130 dividend equivalents that could be settled in common stock within 60 days and (ii) 10,029,085 shares of common stock held by Ashe Capital. Mr. Harker is the President and Co-Founder of Ashe Capital and is a member of Ashe Capital’s investment committee that makes acquisition, disposition and voting decisions with respect to the 10,029,085 shares of common stock held by Ashe Capital.
(12)	Includes 1,720 DSUs and 4 dividend equivalents that vest within 60 days.

14	2019 PROXY STATEMENT

(13)	Includes 4,273 DSUs and 30 dividend equivalents that vest within 60 days.
(14)	Includes 2,859 DSUs and 27 dividend equivalents that vest within 60 days and 1,051 DSUs and 17 dividend equivalents that could be settled in common stock within 60 days.
(15)	Includes 20,368 DSUs and 1,189 dividend equivalents that could be settled in common stock within 60 days.
(16)	Includes (i) 428,698 vested, but unexercised options, (ii) 5,718 RSUs and 54 dividend equivalents that vest within 60 days, and (iii) 73,608 DSUs and 2,478 dividend equivalents that could be settled in common stock within 60 days. Also includes 10,029,085 shares of common stock held by Ashe Capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC and NYSE. Based on our records and other information, we believe that during the year ended December 31, 2018, all applicable Section 16(a) filing requirements were met.

2019 PROXY STATEMENT	[15]

Executive Officers

The following table provides information regarding our executive officers as of March 11, 2019.

Name	Age	Position
David S. Graziosi	53	President and Chief Executive Officer
G. Frederick Bohley	50	Vice President, Chief Financial Officer and Treasurer
John M. Coll	56	Senior Vice President, Global Marketing, Sales and Service
Michael A. Dick	57	Senior Vice President, Operations and Purchasing
Randall R. Kirk	63	Senior Vice President, Product Engineering and Product Teams
Dana J.H. Pittard	60	Vice President, Defense Products
Eric C. Scroggins	48	Vice President, General Counsel and Secretary

David S. Graziosi

Mr. Graziosi’s biographical information is included under “Proposal No. 1—To elect eleven directors.”

G. Frederick Bohley

Mr. Bohley serves as Vice President, Chief Financial Officer and Treasurer, a position he has held since June 2018. Mr. Bohley began his career at Allison Transmission in 1991 with the Finance department where he held positions of increasing responsibility, including General Accountant, Tax Specialist, Internal Auditor, Plant Analyst, Manager of Manufacturing Analysis, and Manager of Financial Planning and Analysis. In 2001, Mr. Bohley joined Marketing, Sales and Service where he held the position of National Account Executive. In 2003, he relocated to Sao Paulo, Brazil as Director of Latin American Operations and he returned in 2006 as Director of International Marketing and Business Planning. In October 2007, following Allison’s divestiture from General Motors, Mr. Bohley rejoined the Finance department and was promoted to Executive Director of Financial Planning and Analysis, Pricing and International Finance. He added Investor Relations to his responsibilities in January 2013 and Business Planning in August 2014. He was promoted to Vice President, with the added responsibility of the treasury department, in March 2016 and became Treasurer in July 2017. Mr. Bohley holds a bachelor’s degree in business, with majors in accounting and finance, from the Kelley School of Business at Indiana University.

John M. Coll

Mr. Coll joined Allison as Senior Vice President, Global Marketing, Sales and Service in October 2016. Prior to joining Allison, Mr. Coll was Vice Present of Sales and Marketing at Gerdau Ameristeel U.S. from January 2015 to October 2016. Prior to that, Mr. Coll served fourteen years at Eaton Corporation, or Eaton, most recently as Vice President of Global Marketing for the vehicle group from January 2011 to January 2015. Prior to that, he held a number of other roles at Eaton, including Director of Global Channel Marketing for Eaton Electrical, General Manager of Aftermarket and Vehicle Solutions for Truck Components and Vice President of Sales and Marketing for Truck Components. Prior to joining Eaton, Mr. Coll served thirteen years at Philips Electronics in a variety of sales and distributor relations roles. Mr. Coll earned a bachelor’s degree in business administration from West Virginia University and a Master of Business Administration from the University of Pittsburgh.

Michael A. Dick

Mr. Dick has served as Senior Vice President of Operations and Purchasing since January 2016, with worldwide responsibility for manufacturing, global supply chain, manufacturing engineering and facilities. He had most recently been Vice President of Purchasing, Supplier Quality and Manufacturing Engineering since August 2012. Mr. Dick joined Allison Transmission in July 2006 and previously served in two other key executive positions. As Executive Director of Operations and Plant Manager for the 1000/2000 Series™ manufacturing facility in

16	2019 PROXY STATEMENT

Indianapolis, a position Mr. Dick held from July 2006 through December 2007, his team significantly improved in the manufacturing cost per unit, hours per unit, customer pulls and customer complaint parts per million (PPM). As Executive Director of Manufacturing Engineering, a position he held from January 2008 through July 2012, Mr. Dick and the manufacturing engineering team were responsible for the successful launch of the assembly plant in Chennai, India and the relocation of the 3000/4000 Series™ assembly operations to Szentgotthárd, Hungary. Prior to joining Allison, Mr. Dick worked for the New Venture Gear Corp. (a joint venture between General Motors and Chrysler) where he served as the Vice President and Division Manager. In this role, he and his team took a business that had been losing money for a decade and made it profitable. Mr. Dick holds a bachelor’s degree in mechanical engineering technology from Purdue University.

Randall R. Kirk

Mr. Kirk joined Allison in May 1976 and serves as Senior Vice President, Product Engineering and Product Teams, a position he has held since August 2014. At the beginning of his career at Allison, he served in a number of roles with increasing responsibility in the Operations and Quality organizations, including Supervisor, General Supervisor, Production Superintendent, Quality/Reliability Manager, and a dual role as Manager of Manufacturing Engineering and Quality and Divisional Program Manager. From 1997 until 2001, Mr. Kirk assumed the responsibilities of Product Team Leader for several product lines. He then served as Director of Customer Support in Marketing, Sales and Service from 2001 until 2007. From 2007 until 2009, Mr. Kirk was Executive Director of the Transition Program Manager Office, leading a cross-functional team with responsibilities for the separation from General Motors. Following the divestiture in 2009, he was appointed as Vice President, Product Engineering before his promotion to Senior Vice President, Product Engineering and Product Teams in August 2014.

Dana J.H. Pittard

Mr. Pittard joined Allison Transmission in October 2015 as Deputy Vice President of Defense Programs. He was promoted to Vice President, Defense Programs in January 2016. Mr. Pittard retired from the U.S. Army in the grade of Major General (2 Star) after 34 years of active duty. He has commanded Armor and Infantry units at every level from platoon to Division, including command of the 1st Armored Division. His service included multiple combat tours. Mr. Pittard brings a wealth of experience in combat vehicle technology and a deep understanding of the Department of Defense and congressional budget processes. He served as the Director of Operations for the Army Training and Doctrine Command, the organization responsible for defining requirements for combat vehicles. As the commander of Fort Bliss, Texas from 2010 to 2013, he transformed the post into one of the largest operational training installations in the Army, and was responsible for a community of over 100,000 soldiers, civilians and family members.

Eric C. Scroggins

Mr. Scroggins joined Allison as Vice President, General Counsel and Secretary in December 2007 and has served in that position since then. He is responsible for advising our Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Export Compliance, Corporate Affairs and Communications and Internal Audit organizations. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC and was an attorney with the law firm of Ice Miller LLP. Prior to joining Ice Miller LLP, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including Deputy Director.

2019 PROXY STATEMENT	[17]

Proposal No. 1—To elect eleven directors

Our Board currently consists of eleven directors serving one-year terms until the next annual meeting of stockholders and until the director’s successor is elected and has qualified. Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated eleven directors to be elected to our Board. Proxies cannot be voted for a greater number of persons than the eleven director nominees.

Unless indicated otherwise, it is the intention of the persons named in the accompanying proxy card to vote such proxy for the election to our Board of Judy L. Altmaier, Stan A. Askren, Lawrence E. Dewey, David C. Everitt, Alvaro Garcia-Tunon, David S. Graziosi, William R. Harker, Carolann I. Haznedar, Richard P. Lavin, Thomas W. Rabaut and Richard V. Reynolds. All of the nominees for director currently serve on our Board. Each of the nominees for director has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying proxy card to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of directors to eliminate the vacancy.

The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the Company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director. There is no family relationship among any of our directors, nominees for director or executive officers.

18	2019 PROXY STATEMENT

Nominees for Director

Judy L. Altmaier, Director since February 2019
Ms. Judy L. Altmaier, age 57, served as the President of Exmark Manufacturing Co, a subsidiary of The Toro Company, from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of The Toro Company, or Toro, from 2009 until 2013. Before joining Toro, Ms. Altmaier spent more than 25 years with Eaton, holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant.

Our Board has concluded that Ms. Altmaier should serve as director because of her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with the Toro Company and Eaton. In addition, Ms. Altmaier brings significant experience in international operations and execution of growth initiatives to our Board.

Stan A. Askren, Director since March 2016
Mr. Stan A. Askren, age 58, is currently CEO and Founder of Quiet Trail Advisors, a private, senior level strategy and lean business advisory practice. He serves as an advisor and lean business consultant for Lean Focus, LLC. Mr. Askren served as the chairman of HNI Corporation, or HNI, from 2004 until his retirement on December 31, 2018 and as CEO of HNI from 2004 until July 2018. Previously, he was the president of HNI from 2003 to April 2018, and executive vice president of HNI from 2001 to 2003. Mr. Askren had worked at HNI for 27 years, including as vice president of marketing, vice president of human resources, and as an executive vice president and president of HNI’s hearth business segment. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI.

Mr. Askren has been a director of Armstrong World Industries, Inc. since 2008 and served as a director of Arctic Cat Inc. from 2012 to 2014 and of HNI from 2003 until 2018. Mr. Askren formerly served on the board of directors of the Iowa Heritage Foundation, the Business and Institutional Furniture Manufacturer’s Association (past chair) and the Iowa Business Council (past chair).

Our Board has concluded that Mr. Askren should serve as director because of his experience gained from his positions as President and Chief Executive Officer of HNI, along with his broad-based experience in human resources, operations, marketing and multi-channel sales. Mr. Askren has been recognized as an expert in lean operations and business practice. In addition he has extensive director experience from his service on the boards of HNI, Arctic Cat Inc. and Armstrong World Industries, Inc.

2019 PROXY STATEMENT	[19]

Lawrence E. Dewey, Chair since August 2007
Mr. Dewey, age 62, currently serves as Chair of the Board. Mr. Dewey served as Chair and Chief Executive Officer of Allison from January 2016 until his retirement as CEO in June 2018. Prior to that, Mr. Dewey served as Chair, President and Chief Executive Officer since the sale of Allison in August 2007. Prior to the sale, Mr. Dewey served in various capacities at Allison, including as President of Allison, a role he assumed in 2000; worldwide Director of Marketing, Sales and Service, Managing Director of Allison Transmission Europe, B.V., based in The Netherlands; Central Region (U.S.) Sales Manager; Marketing Manager; Manager of Aftermarket Products; and Production Manager. From 2003 until 2007, concurrent with his role as President of Allison, he took on the responsibilities of Group Director of Marketing, Sales, Brand Management and Customer Support for General Motors’ Powertrain group. Before joining Allison, Mr. Dewey held several positions of increasing responsibility in General Motors’ Diesel Equipment Division and Rochester Products Division. He began his career in 1974 as a General Motors co-op student at General Motors Institute (now Kettering University), graduating Summa Cum Laude. Mr. Dewey earned his Master in Business Administration with honors from the Harvard Graduate School of Business.

Our Board has concluded that Mr. Dewey should serve as a director because in addition to his demonstrated leadership skills from his service as Chief Executive Officer of Allison, he brings to our Board experience and institutional knowledge about Allison from his 30 years of experience with our Company and valuable insights on the commercial vehicle industry as a result of his 45 years of experience in the industry.

David C. Everitt, Director since August 2014
Currently retired, Mr. Everitt, age 66, most recently served as Interim Chief Executive Officer of Harsco Corporation, a provider of industrial services and engineered products, from February 2014 to August 2014. Prior to that, Mr. Everitt had been with Deere & Company since 1975, when he joined Deere as an engineer following his graduation from Kansas State University. Over the next nearly four decades, Mr. Everitt held positions of increasing responsibility, most recently responsible for the sales and marketing for all of North America and Asia, as well as global design and production of John Deere tractors and turf and utility, and global Ag Solutions Systems. Mr. Everitt also serves on the board of directors for Nutrien Ltd., Brunswick Corporation and Harsco Corporation and previously served on the board of directors of Agrium, Inc. until its merger with Potash Corporation, which formed Nutrien Ltd.

Our Board has concluded that Mr. Everitt should serve as a director because of the extensive industry experience in sales, marketing and operations, particularly with respect to information technology, gained from his positions as Interim Chief Executive Officer at Harsco Corporation and the President of Deere & Company’s largest division in the areas of engineering, manufacturing and global operations.

20	2019 PROXY STATEMENT

Alvaro Garcia-Tunon, Director since January 2016
Alvaro Garcia-Tunon, age 66, retired as the Chief Financial Officer of Wabtec Corporation, or Wabtec, a provider of products and services for the global rail industry, effective January 1, 2014. He remained with Wabtec as a strategic advisor until December 31, 2017. Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012. Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003. Mr. Garcia-Tunon currently is serving on the Board of Directors of MSA Safety Incorporated, a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures since 2012, and Matthews International Corporation, a leading supplier of brand solutions and memorialization and industrial products, since 2009. He is also a board member of the Senator John Heinz History Center, where he serves as its Treasurer, and the William & Mary Law School Foundation. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting. He is a CPA and a member of the Virginia State Bar.

Our Board has concluded that Mr. Garcia-Tunon should serve as director because he brings substantial experience in information technology, finance, accounting and the transportation industry from his time at Wabtec Corporation, PricewaterhouseCoopers LLP and Arthur Andersen and Co. Having served as the Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance, risk management and legal matters. He also provides the Board and the Audit Committee, of which he is the chair, the strong financial and accounting skills required to be considered a financial expert.

David S. Graziosi, Director since May 2018
Mr. Graziosi, age 53, serves as President and Chief Executive Officer of Allison, a position he has held since June 2018. Prior to that, Mr. Graziosi served as President, Chief Financial Officer and Assistant Secretary of Allison from January 2016 until June 2018 and Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since joining Allison in November 2007. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation. Prior to joining Covalence Specialty Materials Corporation, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing).

Our Board has concluded that Mr. Graziosi should serve as director because of his experience with, and institutional knowledge of, Allison and his significant experience in finance, accounting, international business, operations, manufacturing and risk management.

2019 PROXY STATEMENT	[21]

William R. Harker, Director since May 2017
Mr. Harker, age 46, is President and Co-Founder of Ashe Capital Management, LP, a hedge fund, a position he has held since 2013. Before establishing Ashe in 2013, Mr. Harker worked at ESL Investments, Inc., or ESL, a private investment firm. From 2005 to 2012, Mr. Harker served as a member of the Office of the Chairman at Sears Holdings Corporation, or Sears, and in various other roles including as General Counsel and Corporate Secretary, and Senior Vice President of Human Resources. Prior to ESL and Sears, Mr. Harker was a corporate attorney at Wachtell, Lipton, Rosen & Katz. Mr. Harker has previously served as the Chairman of the Board of Sears Hometown and Outlet Stores, Inc. and as Vice Chairman of the Board of Sears Canada, Inc. Mr. Harker serves on the Board of Advisors of the Institute for Law and Economics at the University of Pennsylvania Law School and is an exam-qualified Certified Public Accountant and a member of the New York State Bar. Mr. Harker received his Juris Doctor degree from the University of Pennsylvania Law School and a Bachelor of Science in Business Administration with a major in Accounting degree from West Virginia University.

The Company entered into a Cooperation Agreement with Ashe Capital, certain of its affiliated entities and William R. Harker in February 2017, pursuant to which it nominated Mr. Harker for election to the Company’s Board at the 2017 annual meeting of stockholders.

Our Board has concluded that Mr. Harker should serve as director because he brings advisory experience with Ashe Capital’s portfolio companies and business and investing experience generally to our Board. Additionally, as the representative of one of our largest stockholders, Mr. Harker acts as a representative voice of our stockholders.

Carolann I. Haznedar, Director since November 2018
Ms. Haznedar, age 59, held various positions with E.I. du Pont de Nemours and Company, or the DuPont Company, from 1981 until her retirement in June 2016. Most recently, she served as Senior Vice President, Americas for DuPont Performance Materials from September 2015 until June 2016, Senior Vice President, Americas, Packaging & Industrial Polymers from October 2011 until September 2015, and Senior Vice President, Global Packaging & Industrial Polymers from July 2008 until October 2011. Other global businesses she led include Engineering Polymers, focused in the automotive industry, Kevlar® Life Protection, and Elastomers, serving industrial markets. Prior to E. I. du Pont de Nemours and Company, Ms. Haznedar worked for EDO Aire Corporation. Ms. Haznedar serves as a member of the Board of Directors of Harsco Corporation.

Our Board has concluded that Ms. Haznedar should serve as director because of her substantial operational experience and business leadership developed over her 35 year career with the DuPont Company. In addition, Ms. Haznedar brings extensive experience in driving growth and innovation and global experience with lean organizations to our Board.

22	2019 PROXY STATEMENT

Richard P. Lavin, Director since March 2016
Mr. Richard P. Lavin, age 66, served as President and Chief Executive Officer of Commercial Vehicle Group, Inc., or Commercial Vehicle, a leading global supplier of a full range of cab-related systems for the global commercial vehicle market, from May 2013 until his resignation in November 2015. He was a director of Commercial Vehicle from August 2013 until November 2015. Prior to Commercial Vehicle, Mr. Lavin spent 28 years at Caterpillar Inc., or Caterpillar, where he last served as Group President of Construction Industries and Growth Markets. Throughout his career at Caterpillar, Mr. Lavin held various global roles, including Vice President of the Human Services Division, Vice President of Caterpillar’s Asia Pacific Manufacturing Operations, Chairman of Shin Caterpillar Mitsubishi, and other senior positions in Hong Kong, Bangalore, India, Tokyo, Japan and Beijing, China. Mr. Lavin joined Caterpillar in 1984 as an attorney in the legal department. Mr. Lavin currently serves as a director of ITT Inc. and USG Corporation.

Our Board has concluded that Mr. Lavin should serve as director because of his vast industry experience as the former President and Chief Executive Officer of Commercial Vehicle. Mr. Lavin brings extensive knowledge of international markets through a 28-year career with Caterpillar that included senior positions in several Asian countries with responsibility for developing and deploying broad-based business strategies and for managing business operations.

Thomas W. Rabaut, Director since August 2007
Mr. Rabaut, age 70, currently serves as an Operating Executive for The Carlyle Group, or Carlyle, a global alternative asset management firm, and has held that position since 2007. In that capacity, he has fulfilled a number of executive roles, including current Chairman of SIGNODE Industries and Walbro LLC, and past Chairman of Veyance Technologies and ARINC Industries, Inc. He also serves on the board of directors of KAMAN Corporation and is Chairman of the Board of Saab Defence and Security LLC. Mr. Rabaut also served on the board of CYTEC Industries Inc. until it was acquired by the SOLVAY Group. Prior to joining Carlyle as an Operating Executive, Mr. Rabaut served as President of Land and Armaments Group BAE Systems from 2005 to 2007. From 1994 to 2005, he was the President and CEO of United Defense Industries, Inc., or United Defense. It was a global leader in the design, development and production of military systems, including combat vehicles, naval guns, missile launching systems, and the upgrade and repair of U. S. Navy ships. It was one of Carlyle’s most successful investments and was acquired by BAE Systems in 2005. Prior to his tenure at United Defense, Mr. Rabaut served 17 years in primarily general management positions at FMC Corporation. This included business activities in a variety of industries including power transmission, petroleum equipment and defense.

Mr. Rabaut is a graduate of the United States Military Academy at West Point and the Harvard Graduate School of Business, is a qualified U.S. Army Ranger and served overseas in the U.S. Army as a Military Intelligence Officer from 1971-1975. Mr. Rabaut currently serves on the Council of Trustees of the Association of the U. S. Army and on the board of the Washington, DC Chapter of the Posse Foundation.

Our Board concluded that Mr. Rabaut should serve as a director given his extensive senior executive leadership experience across a variety of relevant industries and his current role as an operating executive with Carlyle. Mr. Rabaut’s professional and board experience provides additional perspective about governance, strategy, risk management and succession planning.

2019 PROXY STATEMENT	[23]

Richard V. Reynolds, Director since November 2010
Lieutenant General, United States Air Force (retired) Reynolds, age 70, is owner and principal of the VanFleet Group, LLC, an aerospace consulting company, and has served in that capacity since 2005. Prior to his retirement in 2005, General Reynolds was Vice Commander, Air Force Materiel Command. During his 34 years of active duty Air Force service, he commanded the Aeronautical Systems Center at Wright-Patterson Air Force Base, Ohio and the Air Force Flight Test Center at Edwards Air Force Base, California. He was also Program Executive Officer, Airlift and Trainers in the Pentagon, and Program Director for several major weapon system acquisitions, including the B-2 Spirit. General Reynolds is a graduate of the U.S. Air Force Test Pilot School, Class 79B, and has more than 25 years of hands-on experience in the research, development, program management, test and evaluation of aeronautical systems. He holds Federal Aviation Administration certificates for Airline Transport Pilot and Flight Instructor (Glider), and his logbook shows more than 4,000 flying hours in 72 different military and civil aircraft. Graduating in 1971 from the U.S. Air Force Academy with a Bachelor of Science degree in Aeronautical Engineering, General Reynolds has a Master of Science degree in Mechanical Engineering from California State University, and a Master of Arts degree in National Security and Strategic Studies from the Naval War College. He is a Fellow of the Society of Experimental Test Pilots. General Reynolds currently serves on the board of directors of Apogee Enterprises, Inc., Advance Integration Technology, GP, LLC and Systems & Technology Research LLC and previously served on the board of directors of Barco Federal Systems, LLC. In a volunteer capacity, he has served as Board Chairman and CEO of the Air Force Museum Foundation, Inc. and as a member of the USAF Heritage Program Board of Directors. He is presently a member of the National Veterans Memorial and Museum Advisory Committee; co-founder and Secretary of Air Camp, Inc.; a trustee of the United States Air and Trade Show and Flight Test Historical Foundation; and a member of a number of other local Dayton, Ohio region boards and committees. Between 2009 and 2011, he was Chairman of the Committee on Evaluation of U.S. Air Force Preacquisition Technology Development for the National Research Council of the National Academies, and now serves on the National Academies’ Intelligence Science and Technology Experts Group.

Our Board has concluded that General Reynolds should serve as a director because, as a result of his service in senior leadership positions in the U.S. Air Force, which has provided valuable business, leadership and management experience, he brings with him expertise in government contracting and procurement; science and technology; major weapon system research, development and acquisition; system test and evaluation; business and operations risk assessment and mitigation; supply chain and logistics management; information technology and leadership development. General Reynolds also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the boards of directors of other public and private companies.

Our Board unanimously recommends a vote FOR each of the nominees for director.

24	2019 PROXY STATEMENT

Proposal No. 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2019. Stockholders have the opportunity to ratify that selection in an advisory, non-binding vote.

The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

We have incurred fees for services from PwC in the below-indicated amounts for the following categories of services for the years ended December 31, 2018 and 2017, respectively:

	2018	2017
Audit Fees(1)	$1,607,973	$1,658,425
Audit-Related Fees(2)	$65,000	$100,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,672,973	$1,758,425
(1)	Audit Fees include fees and expenses for the audit of our annual consolidated financial statements, for the review of quarterly financial statements and for statutory audits.
(2)	Audit-Related Fees consist of assurance services that are related to performing the audit and review of our financial statements.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee of our Board has the sole authority to appoint, replace, compensate and oversee the independent auditor, and shall pre-approve the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor. In 2018, all of the Company’s audit fees paid to the independent auditor were pre-approved by the Audit Committee.

If the holders of a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

Our Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

2019 PROXY STATEMENT	[25]

Report of the Audit Committee

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, as well as auditing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held eight meetings during 2018. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.

We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.

We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with management, the internal auditor and PwC and reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting. We reviewed PwC’s report on the Company’s consolidated financial statements, which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the process used to support management’s report on internal control over financial reporting.

We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board, or PCAOB, standards.

PwC provided us with the written disclosure and the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company. When considering PwC’s independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly unaudited consolidated financial statements and review of the Company’s internal control over financial reporting, were compatible with maintaining their independence. We concluded that the provision of such services by PwC has not jeopardized PwC’s independence.

26	2019 PROXY STATEMENT

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to our Board, and our Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2019 and will present the selection to the stockholders for ratification at the Annual Meeting.

The Audit Committee:

Alvaro Garcia-Tunon, Chair
Judy L. Altmaier
William R. Harker
Carolann I. Haznedar
Richard V. Reynolds

2019 PROXY STATEMENT	[27]

Proposal No. 3—An advisory, non-binding vote to approve the compensation paid to our named executive officers

Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

The Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee during 2018 in more detail. We are requesting that stockholders cast a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we recommend that our stockholders vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, this resolution will not be binding on us, our Board or our Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. This vote is being presented as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.

We are conducting an advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers at this Annual Meeting. See “Proposal No. 4—An advisory, non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers.”

Our Board unanimously recommends that stockholders vote FOR the advisory resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement.

28	2019 PROXY STATEMENT

Proposal No. 4—An advisory, non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers

Section 14A of the Exchange Act also allows our stockholders to express their preference on the frequency of future advisory votes on the compensation paid to our named executive officers. Stockholders may indicate whether we should hold future advisory votes on the compensation paid to our named executive officers every (a) 1 year, (b) 2 years or (c) 3 years, or stockholders may abstain from voting. We are required to hold this vote at least once every six calendar years, and the last vote on this topic was held in 2013. The next time we are required to conduct a similar vote would be in connection with the 2025 annual meeting of stockholders.

In 2013, our stockholders expressed a preference that we hold future advisory votes on the compensation paid to our named executive officers every three years. Consistent with that preference, since that time, we have held advisory votes on the compensation paid to our named executive officers every three years. At this time, and in response to feedback received from our stockholders, our Board feels that more regular advisory votes on the compensation paid to our named executive officers would be an improvement to our corporate governance practices and is consistent with market practice. As a result, the Board is recommending that our stockholders vote to hold future advisory votes on the compensation paid to our named executive officers annually, believing that this will result in better communication with stockholders and will result in more meaningful and direct input by stockholders into our executive compensation program, policies and practices, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on executive compensation and corporate governance matters. Stockholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice from among the frequency alternatives.

The option of every 1 year, 2 years, or 3 years that receives the highest number of votes cast by our stockholders will be considered our stockholders’ preferred frequency for conducting future advisory votes on the compensation paid to our named executive officers. However, because this vote is advisory and not binding on our Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold future advisory votes on the compensation paid to our named executive officers more or less frequently than the option preferred by our stockholders.

Our Board unanimously recommends that stockholders vote to hold future advisory votes on the compensation paid to our named executive officers every 1 YEAR.

2019 PROXY STATEMENT	[29]

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements comprising our compensation program for our named executive officers, which we refer to in this Compensation Discussion and Analysis as our NEOs; (ii) the material 2018 compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.

For the year ended December 31, 2018, our NEOs were:

•	David S. Graziosi, President and Chief Executive Officer;
•	G. Frederick Bohley, Vice President, Chief Financial Officer and Treasurer;
•	John M. Coll, Senior Vice President, Global Marketing, Sales and Service;
•	Michael A. Dick, Senior Vice President, Operations and Purchasing;
•	Randall R. Kirk, Senior Vice President, Product Engineering and Product Teams; and
•	Lawrence E. Dewey, our current Chair of the Board and retired Chief Executive Officer.

We intend to provide our NEOs with compensation that is largely performance based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

2018 CEO and CFO Transition and Related Compensation Decisions.

On June 1, 2018, David Graziosi succeeded Mr. Dewey as our CEO, with Mr. Dewey remaining the Chair of the Board. In March 2018, in anticipation of this transition, the Compensation Committee approved an increase in Mr. Graziosi’s annual base salary to $800,000 and we entered into a severance and change in control agreement with Mr. Graziosi, both effective as of June 1, 2018. See “—Employment and Severance Arrangements—Graziosi Severance and Change in Control Agreement” below. In addition, Mr. Graziosi was awarded 292,022 performance units under our 2015 Equity Incentive Award Plan, or the 2015 Plan, on June 29, 2018. The number of performance units granted was based on a target value of $12 million. This is a front-loaded award that is intended to replace Mr. Graziosi’s annual equity awards for calendar years 2018, 2019 and 2020. The Compensation Committee does not intend to make any additional equity awards to Mr. Graziosi until 2021. This front-loaded award was calibrated to deliver aggregate value approximately equal to three-years of market-competitive annual equity grants, which is annualized to be $4 million per year over the next three years. Between 0% and 200% of the performance units are eligible to vest, with 50% of the award based on our adjusted free cash flow per share, and 50% of the award based on relative total stockholder return, or rTSR, as compared to an industry peer group. In each case, performance is measured for the period beginning on January 1, 2018 and ending on December 31, 2020. The performance units that become eligible to vest will vest in equal installments on each of January 1, 2021, 2022 and 2023, subject to Mr. Graziosi’s continued employment through the applicable vesting date. The vesting of these performance units will accelerate in connection with a qualifying termination of employment.

In determining the CEO compensation package for Mr. Graziosi, the Compensation Committee recognized that Allison is at an inflection point for the business and must focus on driving revenue growth, delivering on cash flow expansion, evaluating and realizing international opportunities, addressing potential technology disruption and maintaining our capital allocation policy. To support the business strategy and motivate Mr. Graziosi as CEO, the Compensation Committee designed the one-time, 100% performance-based equity grant, with the following objectives:

•	to recognize the additional, stepped-up responsibilities inherent in the CEO role,
•	to deliver meaningful ownership opportunity and align the CEO’s interest with stockholders,
•	to reward performance in executing our strategic plans, and
•	to retain the CEO for a multi-year period to ensure a smooth leadership transition.

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The Compensation Committee selected the adjusted free cash flow metric to ensure we have available resources to maintain and grow our business by effectively deploying cash for repayment of debt, funding stockholder distributions and other strategic opportunities, including investing in our business. The Compensation Committee determined to use a per share metric for adjusted free cash flow to ensure that we are effectively executing our stock repurchase strategy to deliver returns to stockholders. rTSR was selected because it aligns Mr. Graziosi’s compensation with the results for our stockholders and is the same metric used for the performance units awarded to our senior leadership team.

Also on June 1, 2018, Fred Bohley succeeded Mr. Graziosi as CFO. In May 2018, the Compensation Committee approved an increase in Mr. Bohley’s annual base salary to $375,000, an increase in Mr. Bohley’s target annual incentive compensation, or IComp, award to 100% of base salary and an increase in Mr. Bohley’s target annual long-term equity incentive award to 120% of base salary, each effective as of June 1, 2018. Because Mr. Bohley had received an annual equity award on February 7, 2018 at a lower target value for his prior role, Mr. Bohley received an additional grant of stock options, restricted stock units, or RSUs, and performance units on June 1, 2018, to bring the total target value of the equity awards received by Mr. Bohley in 2018 to 120% of his base salary as in effect on June 1, 2018. See “—2018 Compensation Decisions—Long-Term Equity Incentive Awards” below for details on Mr. Bohley’s awards.

2018 Business Results and Implications for Compensation. We achieved record level financial results and executed several key strategic priorities in 2018. Highlights include:

•	Generating Net income of $639 million, Adjusted EBITDA of $1,128 million and above maximum performance with respect to our Adjusted EBITDA as a percent of net sales, which was 41.6% for 2018.
•	Delivering Net cash provided by operating activities of $837 million and above maximum performance Gross adjusted free cash flow of $737 million.
•	Returning value to stockholders by repurchasing approximately $609 million of our common stock, or approximately 10% of our outstanding shares as of December 31, 2017, and paying approximately $80 million in cash dividends to stockholders in 2018.
•	Achieving above maximum performance Revenue of $2,713 million.

As a result of these accomplishments, our 2018 performance was 125% of target for purposes of our annual cash incentive bonus compensation program, which we refer to as IComp, resulting in a maximum payout of 250% of target. Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Gross adjusted free cash flow are non-GAAP financial measures. For information about how we define these measures and where to find a reconciliation to the most comparable GAAP measures, refer to the discussion below under the heading “—2018 Compensation Decisions—Annual Performance-Based Compensation.”

Our three-year total stockholder return, or TSR, for the period from 2016 through 2018 was strong at +76%, placing us at the 86th percentile of our peer group, which resulted in a maximum payout of 200% of target for our 2016-2018 performance units. See “—2018 Compensation Decisions—Long-Term Equity Incentive Awards—Results of the 2016-2018 Performance Units” below.

Advisory Vote on Executive Compensation.

In 2013 our stockholders voted for future advisory votes on executive compensation to be held once every three years. Over 98% of the shares voted at our 2016 annual meeting of stockholders voted for our 2016 advisory vote on executive compensation, reflecting our stockholders’ strong support of our executive compensation program. Given the level of support received from our stockholders, we did not make any material changes to our executive compensation program as a result of this vote. At this Annual Meeting, our stockholders will be asked to vote on our executive compensation and the frequency of future advisory votes on executive compensation. See “Proposal No. 3—An advisory, non-binding vote to approve the compensation paid to our named executive officers” and “Proposal No. 4—An advisory, non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers” above.

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Corporate Governance Framework

We strive to maintain control and oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:

•	Align pay for performance: On average, approximately 78% of 2018 NEO (including our current CEO but excluding our former CEO Mr. Dewey) total direct compensation, calculated as base salary, annual incentive compensation at target-level achievement, and long-term incentive awards at target-level performance, is performance-based and is tied to financial performance and/or the performance of our stock price. On average, approximately 54% of 2018 NEO (including our current CEO but excluding our former CEO Mr. Dewey) total direct compensation is equity based, with vesting over at least three years. For purposes of these calculations, we have used one-third of the total target value of Mr. Graziosi’s performance units, which represents the intended annualized value of his award.
•	Maintain executive stock ownership guidelines and holding requirements: Certain select senior executives are required to hold a certain amount of our common stock equal to a multiple of their salary (5.0x for CEO, 3.0x for other NEOs, 1.5x for other key employees) and are subject to holding requirements (50% of net shares received) until the guidelines are met.
•	Clawback Policy: Annual cash incentive compensation and long-term equity incentive awards to executive officers are subject to clawback in the event of certain financial restatements.
•	Prohibit tax gross-ups: We provide no tax gross-ups on any benefits, severance or other payments associated with a change in control.
•	Prohibit hedging of our stock: The Allison Insider Trading Policy prohibits our executive officers from hedging the economic risk of ownership of our common stock.
•	Prohibit option re-pricing: Our equity plan does not allow for re-pricing of underwater stock options without stockholder approval.
•	Require double trigger for change in control benefits: No severance payment or equity acceleration occurs solely as the result of a change in control event.
•	Maintain an independent compensation committee: All of the members of our Compensation Committee are independent as defined by NYSE listing standards and applicable SEC rules and regulations.
•	Retain an independent consultant: The Compensation Committee engages a compensation consultant that does not provide other services to us.

Compensation Overview

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity is related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance.

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We do not target a specific mix of compensation elements by executive, but our overall philosophy is to emphasize performance-based pay generally and long-term incentives, in particular. The following charts illustrate this emphasis for our CEO and other NEOs (excluding our former CEO Mr. Dewey), showing base salary, target annual cash incentive opportunity and target long-term incentive opportunity (which for Mr. Graziosi is one-third of the total target value of his performance units, which represents the intended annualized value of his award) as a percentage of target total direct compensation for 2018:

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table:

Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

IComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Annual long-term equity incentive awards
To emphasize our long-term performance objectives, align management’s interests with those of our stockholders, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

CEO – One-time long-term performance unit award
To emphasize our long-term performance objectives, align the CEO’s interests with those of our stockholders, motivate achievement of multi-year performance objectives that enhance stockholder value and retain Mr. Graziosi’s services.

Severance and change in control benefits	To encourage the continued attention and dedication of certain key individuals when considering strategic alternatives.

Retirement savings (401(k)), pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

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Our compensation decisions for the NEOs in 2018 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

Determination of Compensation Awards. The Compensation Committee is provided with the primary authority to establish and approve the compensation awards available to our executive officers and is charged with reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is primarily responsible for (i) establishing base salary and target bonus levels; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; (iii) approving the awards to be paid to our CEO and other NEOs under our annual IComp program for each year; and (iv) making equity award grants under our equity incentive compensation plan. To aid the Compensation Committee in making its determinations, the CEO provides recommendations to the Compensation Committee regarding the compensation of our other officers. The performance of our senior executive management team is reviewed by the Compensation Committee and the Compensation Committee approves each NEO’s compensation at least annually.

In establishing and approving compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members as well as the input of the Compensation Committee’s independent compensation consultant, including information regarding market practices. We believe that executive officer total compensation should be competitive with the compensation of executive officers in similar positions and with similar responsibilities in our marketplace, in consideration of financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each executive officer’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to incent performance.

Role of Compensation Consultant. The Compensation Committee retained Semler Brossy as its independent compensation consultant for 2018. During 2018, Semler Brossy assisted the Compensation Committee with the following compensation-related matters:

•	Identifying a peer group of appropriately sized public companies for making market comparisons;
•	Assessing executive pay levels and practices relative to market practices;
•	Reviewing pay recommendations for executive officers;
•	Reviewing and providing guidance on performance measures and objectives established for determining performance-based compensation;
•	Assisting with the CEO and CFO succession process and developing a competitive pay opportunity for the new CEO and CFO;
•	Providing information on compensation methodologies and practices for new executive-level hires and succession planning purposes;
•	Completing a review of compensation-related risks, focusing on compensation design; and
•	Reviewing and providing input on the annual compensation discussion and analysis disclosures.

In addition, in 2018 Semler Brossy assisted the Nominating and Corporate Governance Committee with evaluating Board compensation relative to market practices. Semler Brossy does not provide other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from providing services to the Compensation Committee.

Use of Peer Group Data. The Compensation Committee reviews competitive pay practices in determining compensation for our executives, including our NEOs; however, the Compensation Committee does not target a specific percentile of market in determining individual pay levels. Rather, in alignment with the considerations described above under “—Determination of Compensation Awards,” the Compensation Committee determines the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation — base salary, IComp and long-term equity incentives — in reliance upon the judgment and general knowledge of its members and the advice of the Compensation Committee’s independent consultant to ensure we attract, develop and retain superior talent.

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The Compensation Committee reviewed peer group data provided by Semler Brossy in late 2017 for 2018 pay decisions for purposes of comparing our executive compensation programs and amounts to those of other publicly traded companies with size and financial characteristics similar to our own, or operating in similar industries. The peer group is reviewed annually based on U.S. publicly traded companies in the industrial components, parts and equipment industries, with a focus on companies similar in scale to Allison with comparable financial profiles (e.g., companies with EBITDA margins higher than 15%). For pay decisions made for 2018, our peer group consisted of the following companies:

•	AMETEK, Inc.	•	Lincoln Electric Holdings, Inc.
•	Crane Co.	•	Nordson Corporation
•	Curtiss-Wright Corporation	•	Rexnord Corporation
•	Donaldson Company, Inc.	•	Rockwell Automation, Inc.
•	Flowserve Corporation	•	Roper Technologies, Inc.
•	Gentex Corporation	•	Sensata Technologies Holding N.V.
•	Graco Inc.	•	TransDigm Group Incorporated
•	HEICO Corporation	•	Westinghouse Air Brake Technologies Corporation
•	IDEX Corporation	•	WABCO Holdings Inc.
•	ITT Inc.	•	Woodward, Inc.
•	Joy Global Inc.*

In addition, the Compensation Committee included BorgWarner Inc., Cummins Inc., Eaton Corporation plc and Parker-Hannifin Corporation in our 2018 peer group for the rTSR of our performance unit awards, but otherwise excluded these companies from our 2018 peer group for comparative compensation purposes due to their larger size.

*Joy Global Inc. was included in our 2018 peer group but was removed from our peer group for pay decisions made for 2019, or the 2019 peer group, because it is no longer a public company. Middleby Corporation was added to our 2019 peer group as a replacement.

2018 Compensation Decisions

Base Compensation. We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent, while taking into account the total compensation package provided to each NEO. Each year we determine base salary adjustments based upon the scope of responsibility and demonstrated proficiency of the executive officers as assessed by the Compensation Committee, and for executive officers other than the CEO, in conjunction with recommendations made by the CEO. No formulaic base salary increases are provided to the NEOs. The Compensation Committee approved base salary increases for Messrs. Coll, Dick and Kirk effective February 1, 2018 and for Messrs. Graziosi and Bohley effective June 1, 2018. Base salaries for our NEOs in 2018 were as follows:

Name and Principal Position	2018 Base Salary ($)	Percent Increase (%)
David S. Graziosi President and Chief Executive Officer	800,000	14%(1)
G. Frederick Bohley Vice President, Chief Financial Officer and Treasurer	375,000	67%(2)
John M. Coll Senior Vice President, Global Marketing, Sales and Service	400,000	7%
Michael A. Dick Senior Vice President, Operations and Purchasing	420,000	5%
Randall R. Kirk Senior Vice President, Product Engineering and Product Teams	400,000	7%
Lawrence E. Dewey Chair and retired Chief Executive Officer	1,000,000(3)	0%
(1)	Represents a base salary increase related to Mr. Graziosi’s promotion to CEO on June 1, 2018. The Compensation Committee considered external market data when setting Mr. Graziosi’s base salary.

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(2)	Represents a base salary increase related to Mr. Bohley’s promotion to CFO on June 1, 2018. The Compensation Committee considered internal factors, including base salary compared to other NEOs, as well as external market data when setting Mr. Bohley’s base salary.
(3)	Represents Mr. Dewey’s annual base salary in effect until his retirement on June 1, 2018.

Annual Performance-Based Compensation. Generally, all of our hourly and salaried employees, including our NEOs, are eligible for annual performance-based compensation under the Allison Transmission Holdings, Inc. 2016 Incentive Plan, or the Incentive Plan. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive IComp in the event certain specified corporate performance measures are achieved. The annual IComp pool is approved by the Compensation Committee based upon the extent of achievement of corporate-level performance goals established annually by the Compensation Committee.

Payout Potential. Under the terms of the IComp program, the formulaic IComp awards are based upon a percentage of base salary, and target-level performance percentages have been set at or above what our Compensation Committee believes to be market levels, such that our total cash compensation is generally intended to be more performance-based than that of our peers. For our NEOs, this percentage ranged from 100% to 150% of salary for target-level achievement in 2018. Maximum formulaic IComp awards are set at 250% of the target values based on our short-term performance and each NEO’s contributions to that performance. None of our NEOs receives a guaranteed annual IComp award.

The following chart sets forth the formulaic IComp awards for target-level achievement and the maximum formulaic IComp awards for our NEOs for 2018:

Name and Principal Position	Formulaic IComp at target-level performance (% of base salary)	Maximum formulaic IComp award (% of base salary)
David S. Graziosi President and Chief Executive Officer	125%	312.5%
G. Frederick Bohley Vice President, Chief Financial Officer and Treasurer	100%	250%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	100%	250%
Michael A. Dick Senior Vice President, Operations and Purchasing	100%	250%
Randall R. Kirk Senior Vice President, Product Engineering and Product Teams	100%	250%
Lawrence E. Dewey(1) Chair and retired Chief Executive Officer	150%	375%
(1)	Mr. Dewey retired as CEO effective June 1, 2018 and was eligible to receive a prorated IComp award for five months of service. The target and maximum payout percentages in this table represent Mr. Dewey’s annual opportunity based on a full year of service.

Performance Measures. For the year ended December 31, 2018, the Compensation Committee approved the following performance metrics for the IComp program: Adjusted EBITDA as a percent of net sales, Gross adjusted free cash flow and Revenue. The Compensation Committee chose these metrics as they believe that Adjusted EBITDA as a percent of net sales and cash flow metrics are important indicators of our long-term value creation for stockholders. The Revenue metric was included to incent employees to maintain focus on our revenue growth, which is one of our strategic priorities. For this purpose, Adjusted EBITDA as a percent of net sales was defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by our senior secured credit facility divided by net sales, as reported in our Annual Report on Form 10-K for the year ended December 31, 2018, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital market transaction costs. No such adjustments for non-operating activities and/or

36	2019 PROXY STATEMENT

transactions were made to Adjusted EBITDA as a percent of net sales for purposes of 2018 IComp. For this purpose, Gross adjusted free cash flow was defined as net cash provided by operating activities, less additions of long-lived assets, plus excess tax benefit from stock-based compensation and stockholder activism expenses, as reported in our Annual Report on Form 10-K for the year ended December 31, 2018, plus, if applicable, adjustments for certain transactions related to a change in our U.S. government price reduction reserve, capital expenditures timing decisions versus budget, capital markets transactions, and technology-related initiatives. No such adjustments were made to Adjusted free cash flow for purposes of the Gross adjusted free cash flow metric for 2018 IComp. A reconciliation of Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow to the most comparable GAAP measures can be found in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 26, 2019.

The targets for 2018 IComp were approved by the Compensation Committee in February 2018. Once the extent of achievement of corporate IComp targets and the formulaic IComp calculations have been determined, the Compensation Committee may adjust the total funding amount of IComp awards upward or downward by a maximum of 25% of target IComp based upon its subjective assessment of our overall performance, taking into account the general industry and economic conditions in which we operate, and for IComp awards paid to our NEO group, each NEO’s individual performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, IComp funding amounts may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, mergers and acquisitions, or other factors. The Compensation Committee made no adjustments to the total funding amount for IComp awards for 2018.

The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our IComp program for the year ended December 31, 2018:

Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Adjusted EBITDA as a percent of net sales	30%	34%	36%	38%	41.6%
Gross adjusted free cash flow	35%	$550	$575	$600	$737
Revenue	35%	$2,300	$2,350-2,390	$2,440	$2,713

Once the extent of achievement of IComp targets has been established, the total IComp funding pool for each metric is interpolated between 50% at threshold to 100% at target and 100% at target to 250% at maximum and then multiplied by the weighting for each performance metric. Based on the foregoing levels of corporate achievement, we exceeded the maximum level of performance for each performance metric, resulting in a payout of 250% of target for 2018 performance.

Applying the 2018 IComp metric performance, formulaic IComp award calculations for the NEOs for the year ended December 31, 2018 were as follows:

Name	Target Award as a % of Base Salary	% of Target Award Earned	% of Base Salary Earned
David S. Graziosi	125%	250%	312.5%
G. Frederick Bohley	100%	250%	250%
John M. Coll	100%	250%	250%
Michael A. Dick	100%	250%	250%
Randall R. Kirk	100%	250%	250%
Lawrence E. Dewey(1)	150%	250%	375%
(1)	Mr. Dewey retired as CEO effective June 1, 2018 and was eligible to receive a prorated IComp award for five months of service. The target payout percentages in this table represents Mr. Dewey’s annual opportunity based on a full year of service.

2019 PROXY STATEMENT	[37]

The Compensation Committee then further adjusted the formulaic payouts to certain of the NEOs based on the CEO’s recommendations and the Compensation Committee’s subjective assessment of the NEO’s performance, business impact, contributions and leadership, as follows:

•	Mr. Bohley: his successful transition to a new role as well as the support he provided to the business during this time of transition;
•	Mr. Coll: his leadership of the sales organization responsible for volume and market share growth while implementing organizational changes within the marketing, sales and service organization;
•	Mr. Dick: his oversight of strong operational performance during a year of high volumes and supply constraints; and
•	Mr. Kirk: his support of our growth initiatives.

The actual IComp awards earned by the NEOs for 2018 are included in the Summary Compensation Table for 2018 under the following columns:

Name	Non-Equity Incentive Plan Compensation ($)	Bonus ($)
David S. Graziosi	2,500,000	—
G. Frederick Bohley	937,500	37,500
John M. Coll	1,000,000	35,000
Michael A. Dick	1,050,000	75,000
Randall R. Kirk	1,000,000	65,000
Lawrence E. Dewey	1,562,500	—

Long-Term Equity Incentive Awards. The Compensation Committee approves annual equity awards, which for the NEOs (other than Messrs. Dewey and Graziosi) in 2018 were in the form of stock options, RSUs and performance units granted under the 2015 Plan at its first regularly scheduled meeting of each year, which typically occurs in February. Specifically, the NEOs’ annual equity awards in 2018 (except for Messrs. Dewey and Graziosi) were allocated as 1/3 of the value in stock options, 1/3 of the value in RSUs and 1/3 of the value in performance units. Mr. Graziosi received a one-time upfront grant of performance units in connection with his promotion to CEO and therefore did not participate in the annual long-term equity program in 2018. The Compensation Committee intends to next consider an equity award for Mr. Graziosi in 2021. Mr. Graziosi’s performance unit award is discussed above under “—2018 CEO and CFO Transition and Related Compensation Decisions.” Mr. Dewey did not receive an annual equity award in 2018 as a result of his pending retirement.

We grant stock options to our NEOs because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant. RSUs were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. Both the 2018 stock option and RSU awards promote executive retention by cliff-vesting three years after the date of grant.

We grant performance units to further emphasize Allison’s long-term market performance and align executives with stockholders. The use of performance units as an equity vehicle is consistent with market best practices for executive pay. For the 2018-2020 performance period, the Compensation Committee approved rTSR as the metric for the performance units granted to Messrs. Bohley, Coll, Dick and Kirk and for 50% of the performance units granted to Mr. Graziosi, with our rTSR compared to the same premier industrial peer group companies that are used to assess competitive pay, plus BorgWarner Inc, Eaton Corporation plc, Cummins Inc. and Parker-Hannifin Corporation, which we believe remain relevant comparators from a performance perspective despite their larger size. The Compensation Committee set a performance target for rTSR at the 50th percentile of the TSRs of the peer group for the three-year period from January 1, 2018 to December 31, 2020. Possible payouts for the performance units range from: 0% if actual 2018-2020 rTSR is below the 25th percentile of the TSRs of the peer group, 50% if actual 2018-2020 rTSR is at the 25th percentile of the TSRs of the peer group, 100% if actual 2018-2020 rTSR is at the 50th percentile of the TSRs of the peer group and up to 200% if actual 2018-2020 rTSR is at or above the 75th percentile of the TSRs of the peer group. In addition, the Compensation Committee approved adjusted free cash flow per share as the metric for 50% of the performance units granted to Mr. Graziosi.

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For purposes of Mr. Graziosi’s award, adjusted free cash flow per share is calculated as (i) net cash provided by operating activities, less additions of long-lived assets, plus excess tax benefits from stock-based compensation and stockholder activism expenses, plus adjustments for certain transactions related to a change in U.S. government price reduction reserve, capital expenditures timing decisions versus budget, capital markets transactions and technology-based initiatives, as applicable, divided by (ii) the weighted-average number of shares of our common stock outstanding on a fully diluted basis. For Messrs. Bohley, Coll, Dick and Kirk, performance units earned based on 2018-2020 performance will vest no later than February 28, 2021. For Mr. Graziosi, performance units earned based on 2018-2020 performance will vest in equal installments on January 1, 2021, 2022 and 2023, subject to Mr. Graziosi’s continued employment through the applicable vesting date.

For Messrs. Bohley, Coll, Dick and Kirk, the number of stock options, RSUs and performance units granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. For Mr. Graziosi, the annualized value of the front-loaded performance units granted in 2018 was intended to provide a total compensation opportunity at target performance that is consistent with the median of pay for the CEOs among companies in our 2018 peer group. Target values for each of our NEOs except Mr. Dewey for 2018 were as follows:

Name	Target Value of Long-Term Equity Incentive Awards ($)
David S. Graziosi	12,000,000	(1)
G. Frederick Bohley	450,000	(2)
John M. Coll	480,000
Michael A. Dick	504,000
Randall R. Kirk	480,000
(1)	Represents a one-time upfront award meant to cover three years of annual equity award grants. The annualized target value of the award is $4 million.
(2)	Mr. Bohley received his initial awards under the annual long-term incentive program on February 7, 2018 at a target value of $247,500. In connection with his promotion to CFO on June 1, 2018, Mr. Bohley was granted additional stock options, RSUs and performance units to bring his total target value for 2018 to $450,000.

The target value was then divided by a 60-day average share price to determine the number of shares to grant to our NEOs, and then allocated to stock options, RSUs and performance units, as applicable. The number of shares allocated to stock options was then multiplied by three to reflect the lower value of a stock option as compared to an RSU. Our NEOs, excluding Mr. Dewey, were granted the following awards:

Name	Grant Date	Stock Options (#)	RSUs (#)	Performance Units (at Target) (#)
David S. Graziosi	06/29/2018	—	—	292,022
G. Frederick Bohley	02/07/2018	5,787	1,929	1,929
G. Frederick Bohley	06/01/2018	4,959	1,653	1,653
John M. Coll	02/07/2018	11,223	3,741	3,741
Michael A. Dick	02/07/2018	11,784	3,928	3,928
Randall R. Kirk	02/07/2018	11,223	3,741	3,741

The values of the awards as reported in the Summary Compensation Table are computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. As a result, the equity award values in the Summary Compensation Table differ from the target values described above and used to calibrate the number of shares granted.

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Results of the 2016-2018 Performance Units. In 2016, Allison granted performance units that were based on rTSR ranking against a defined comparator group. Performance was measured from January 1, 2016 through the end of December 31, 2018 using a 20-day average share price for the starting and ending dates and including the impact from re-invested dividends. As indicated below, our three-year annualized relative performance of +76% was above the 75th percentile of the TSRs of the comparator group’s performance of +68%, resulting in a maximum payout of 200% of the target units granted. The Compensation Committee certified this result in February 2019.

Name	Relative Performance	Potential Payout
Below Threshold	Less than 25th %ile	0% of Target Shares
Threshold	25th %ile	50% of Target Shares
Target	50th %ile	100% of Target Shares
Maximum	75th %ile or Above	200% of Target Shares
Actual Performance	86th %ile	200% of Target Shares

Defined Contribution Plans

We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code, or the Code, and that we refer to as the 401(k) Plan. The 401(k) Plan permits eligible salaried employees of the Company to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan.

We provide matching contributions to the 401(k) Plan in an amount equal to one hundred percent of each participant’s contributions, up to a maximum of four percent of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either one percent and/or four percent of eligible salary, subject to certain other limits. All matching contributions fully vest after three years of service.

The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.

Defined Benefit Plans

Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.

Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives. Each of Messrs. Bohley, Dick and Kirk participate in our defined benefit plan and Mr. Dewey participated in our defined benefit plan until his retirement on May 31, 2018. For additional information on the accrued pension benefits for the NEOs in 2018, see the “Pension Benefits for 2018” table below.

Deferred Compensation Plan

We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the

40	2019 PROXY STATEMENT

qualified 401(k) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are fully vested after three years of credited service. Upon death or disability of the participant or a change in control affecting us, a participant’s account becomes 100% vested.

Employment and Severance Arrangements

The Compensation Committee considers the employment and retention of a highly capable and effective management team to be essential to protecting and enhancing the interests of the Company and our stockholders. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us may result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of Messrs. Dewey and Graziosi entered into an employment agreement in December 2016. We entered into a severance and change in control agreement, or the Agreement, with Mr. Graziosi in March 2018, which became effective on June 1, 2018 and replaced his prior employment agreement. We entered into a change in control severance agreement, or CiC Agreement, with Mr. Kirk in February 2014, Mr. Dick in February 2016, Mr. Coll in October 2016 and Mr. Bohley in June 2018.

Graziosi and Dewey Employment Agreements. Mr. Graziosi’s employment agreement, dated as of December 21, 2016, had a term that ended on May 31, 2018, at which time it was replaced by the Agreement, which is described below under “—Graziosi Severance and Change in Control Agreement”.

Mr. Dewey’s employment agreement, dated as of December 21, 2016, had a term that ended on May 31, 2018, at which time he retired. Mr. Dewey’s employment agreement prohibits him from competing with certain of our businesses during his employment and for 24 months following termination, or from soliciting our employees, customers or suppliers to terminate their employment or arrangements with us during his employment and for 18 months following termination.

In addition, Messrs. Graziosi and Dewey were entitled to the following retention awards pursuant to their employment agreements:

•	Graziosi Cash Retention Award: For 2016 and 2017, Mr. Graziosi was awarded a cash retention award of $425,000 payable on January 15, 2017 for 2016 service and of $500,000 payable on June 15, 2018 for service through May 31, 2018.
•	RSU Retention Award: Messrs. Graziosi and Dewey were granted RSUs on December 21, 2016, the effective date of their respective employment agreements. Mr. Graziosi was awarded 20,000 RSUs that vested on May 31, 2018. Mr. Dewey received 25,000 RSUs that vested on May 31, 2018.

Graziosi Severance and Change in Control Agreement. Mr. Graziosi’s Agreement, which became effective on June 1, 2018, provides that:

•	upon termination of Mr. Graziosi’s employment without cause or Mr. Graziosi’s resignation of employment for good reason, each a Qualifying Termination, Mr. Graziosi will be entitled to receive (i) severance payments equal to two times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; (ii) continued healthcare coverage for 24 months; and (iii) extension of the post-termination exercise period of any stock options granted under our equity compensation plans until the second anniversary of such termination, subject, in each case, to Mr. Graziosi executing a general release of claims against the Company. In addition, any cash retention awards and equity or equity-based awards granted under our equity compensation plans prior to the effective date of the Agreement will be treated in accordance with the documents governing such awards or as otherwise provided in Mr. Graziosi’s prior employment agreement, as applicable.
•	if Mr. Graziosi’s Qualifying Termination occurs within two years following a change in control, Mr. Graziosi will be entitled to receive, in addition to the severance payments and benefits described above, (i) an additional payment equal to the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; and (ii) continued healthcare coverage for an additional 12 months.

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•	if Mr. Graziosi’s employment is terminated due to his disability or death, he will be entitled to receive the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus, in each case, pro-rated for his partial year of service, subject, in the event of his termination due to disability, to Mr. Graziosi executing a general release of claims against the Company.

As a condition to the effectiveness of the Agreement, Mr. Graziosi executed a confidentiality, restrictive covenant and proprietary rights agreement which contains provisions regarding the protection of confidential information, assignment of inventions and a covenant pursuant to which Mr. Graziosi has agreed not to compete with certain of our businesses during the term of his employment and for 24 months following his termination for any reason. For more information on the potential payments Mr. Graziosi would have received under his Agreement had his employment been terminated on December 31, 2018, see “Potential Payments Upon Termination or Change-in-Control” below.

CiC Agreements. The CiC Agreements for Messrs. Bohley, Coll, Dick and Kirk are intended to ensure our management’s interests align with the best interests of our stockholders in the event of a transaction that would constitute a change in control, and also to maintain continuity of management in the context of a transaction in which we undergo a change in control (as defined in the CiC Agreement). Payments under these agreements are “double triggered,” which means that payment of severance to the executive is only paid if (i) we have experienced a change in control, and (ii) the executive’s employment is terminated without cause or the executive resigns with good reason within two years of the change in control. The severance paid under the agreements will be in an amount equal to two times the sum of (1) annual base salary plus (2) target bonus amount. In addition, all unvested equity or equity-based awards will fully vest upon a qualifying termination.

For each of the NEOs, “cause” and “good reason” are defined in the applicable Agreement or CiC Agreements. For more information on the potential payments Mr. Graziosi would have received under his Agreement had his employment been terminated without cause, for good reason, or due to death or disability and information on the potential payments Messrs. Bohley, Coll, Dick and Kirk would have received under their CiC Agreements had their employment been terminated without cause or for good reason following a change in control on December 31, 2018, see “Potential Payments upon Termination or Change-in-Control” below.

Other Elements of Compensation and Perquisites

We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We provide personal liability insurance to our executive officers as well as higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We also provide our executive officers with the personal use of our fleet automobiles. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in our Summary Compensation Table.

Tax Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code, as in effect prior to the enactment of the U.S. Tax Cuts and Jobs Act of 2017, or the Tax Cuts Act, in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if the company met specified requirements set forth in the Code and applicable treasury regulations. As a general matter, in making its previous NEO compensation decisions, our Compensation Committee was mindful of the benefit to us of the full deductibility of compensation, while believing that we should maintain flexibility in compensating our executive officers in a manner that could best promote our corporate objectives.

The Tax Cuts Act retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years

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beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Compensation Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Cuts Act with respect to performance-based compensation payable under outstanding awards granted before November 2, 2017 under the 2015 Plan in order to qualify them for transitional relief to the extent available. However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief to the extent available, due to ambiguities and uncertainties as to the application and interpretation of revised Section 162(m) and the related requirements for transitional relief.

Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Code Section 409A. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Code Section 409A.

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee of the Board of Directors consists of the four directors named below, each of whom meets the independence standards of the NYSE and the rules and regulations of the SEC.

We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 and the proxy statement for the 2019 annual meeting of stockholders.

The Compensation Committee

Richard V. Reynolds, Chair
Stan A. Askren
William R. Harker
Richard P. Lavin

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Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2018 and, where applicable, December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)		All Other Compensation ($)(4)	Total ($)
David S. Graziosi President and Chief Executive Officer	2018	758,333	500,000	(5)	13,063,604	—	2,500,000	—		83,118	16,905,055
	2017	700,000	—		1,739,920	221,896	2,187,500	—		103,057	4,952,373
	2016	650,000	425,000		1,369,006	146,668	1,376,781	—		59,779	4,027,234
G. Frederick Bohley Vice President, Chief Financial Officer and Treasurer	2018	331,250	37,500	(6)	352,990	113,826	937,500	—	(7)	37,811	1,810,877

John M. Coll Senior Vice President, Global Marketing, Sales and Service	2018	397,917	35,000	(6)	371,144	118,802	1,000,000	—		154,218	2,077,081
	2017	375,000	385,000		379,938	76,080	937,500	—		52,324	2,205,842
	2016	87,500	—		583,170	—	200,000	—		2,185	872,855
Michael A. Dick Senior Vice President, Operations and Purchasing	2018	418,333	75,000	(6)	389,696	124,741	1,050,000	10,253		42,170	2,110,193
	2017	400,000	—		405,233	81,154	1,000,000	93,729		73,800	2,053,916
	2016	350,000	—		276,636	59,231	675,000	62,150		51,856	1,474,873
Randall R. Kirk Senior Vice President, Product Engineering and Product Teams	2018	397,917	65,000	(6)	371,144	118,802	1,000,000	7,235		39,155	1,999,253
	2017	375,000	62,500		379,938	76,080	937,500	101,186		71,549	2,003,753
	2016	375,000	—		296,413	63,466	725,000	73,444		53,800	1,587,123
Lawrence E. Dewey(8) Chair and retired Chief Executive Officer	2018	491,667	—		119,971	—	1,562,500	23,798		36,430	2,234,366
	2017	1,000,000	—		2,532,836	507,192	3,675,000	102,520		79,868	7,897,416
	2016	800,000	500,000		2,830,957	423,076	2,210,217	73,442		76,277	6,913,969
(1)	Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all awards of stock granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2018—Narrative Discussion—Equity Incentive Plan Awards” below for awards granted in 2018 and 2017 and NOTE 14 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 for awards granted in 2016.

For 2018, amounts shown include RSUs and performance units granted on February 7, 2018 to Messrs. Bohley, Coll, Dick and Kirk and on June 1, 2018 to Mr. Bohley and performance units granted on June 29, 2018 to Mr. Graziosi. To determine the grant date fair value of the RSUs, we used (i) for the February 7, 2018 grants—$43.30 and (ii) for the June 1, 2018 grant—$41.86, the closing market price of a share of our common stock as reported by the NYSE on the date of grant.

Performance unit amounts represent the value at the grant date based upon the probable outcome of the performance conditions, which was the target level of performance. The following table presents the grant date fair value of the performance units included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

Name	Grant Date Fair Value (Based on Probable Outcome ($))	Grant Date Fair Value (Based on Maximum Performance ($))
Mr. Graziosi	13,063,604	26,127,208
Mr. Bohley	200,269	400,539
Mr. Coll	209,159	418,319
Mr. Dick	219,614	439,229
Mr. Kirk	209,159	418,319

The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future and for performance units, the level of achievement of the performance conditions.

44	2019 PROXY STATEMENT

(2)	Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all stock option awards granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2018—Narrative Discussion—Equity Incentive Plan Awards” below for stock options granted in 2018 and 2017 and NOTE 14 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 for stock options granted in 2016. For 2018, amounts shown include stock options granted on February 7, 2018 for Messrs. Bohley, Coll, Dick and Kirk and on June 1, 2018 for Mr. Bohley.
(3)	Represents the awards earned under our annual IComp program for the year indicated. For a discussion of the determination of these amounts, see “Compensation Discussion and Analysis—2018 Compensation Decisions—Annual Performance-Based Compensation” above.
(4)	Amounts for 2018 include the following:
	Graziosi	Bohley	Coll	Dick	Kirk	Dewey
Employer contributions under 401(k) Plan	24,750	11,000	24,750	13,750	11,000	11,000
Employer contributions under Deferred Compensation Plan	30,333	13,250	15,917	16,733	15,917	16,667
Company-paid life and disability insurance premiums	4,983	2,435	5,330	7,097	10,433	6,435
Personal use of Company automobiles	—	—	1,172	79	—	1,690
Company-paid Personal Umbrella Liability Insurance premiums	1,511	1,511	1,511	1,511	1,511	630
Relocation Expenses(a)	—	—	98,326	—		—
Scholarship Voucher	—	—	—	3,000		—
Term Life Insurance Policy Reimbursement(b)	8,079	—	—	—		—
Wellness program rewards	—	—	—	—	294	8
Vacation payout	13,462	9,615	7,212	—	—	—
(a)	Represents expenses paid in connection with Mr. Coll’s relocation to Indianapolis.
(b)	Represents reimbursement for the cost of a term life insurance policy, as provided in Mr. Graziosi’s employment agreement.
(5)	Represents a retention payment paid to Mr. Graziosi on June 15, 2018 for his service through May 31, 2018, pursuant to his employment agreement.
(6)	Represents the discretionary portion of IComp payments to Messrs. Bohley, Coll, Dick and Kirk. See “Compensation Discussion and Analysis—2018 Compensation Decisions—Annual Performance-Based Compensation” above.
(7)	The value of Mr. Bohley’s accrued pension benefits decreased by $5,593 during 2018.
(8)	The amounts shown for Mr. Dewey include the following compensation he received for his service as the Chair of the Board and as a member of the Board of Directors after May 31, 2018:
Fees Earned or Paid in Cash (reported in the “Salary” column)	$75,000
Annual non-employee director equity award (reported in the “Stock Awards” column)	$119,971
Total Director Compensation	$194,971

The fees earned for 2018 include an annual cash retainer of $37,500 and a chair fee of $37,500, both paid quarterly in arrears in August and November 2018.

2019 PROXY STATEMENT	[45]

Grants of Plan-Based Awards for 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
David S. Graziosi	06/28/2018						146,011	292,022	584,044	—	—	—	13,063,604(2)
	—	—	1,000,000		2,500,000
G. Frederick Bohley	02/07/2018									1,929	—	—	83,526(3)
	06/01/2018									1,653	—	—	69,195(4)
	02/07/2018									—	5,787	43.30	61,259(5)
	06/01/2018									—	4,959	41.86	52,567(6)
	02/07/2018						964	1,929	3,858	—	—	—	107,850(7)
	06/01/2018						826	1,653	3,306	—	—	—	92,419(8)
	—	—	375,000		937,500
John M. Coll	02/07/2018									3,741	—	—	161,985(3)
	02/07/2018									—	11,223	43.30	118,802(5)
	02/07/2018						1,870	3,741	7,482	—	—	—	209,159(7)
	—	—	400,000		1,000,000
Michael A. Dick	02/07/2018									3,928	—	—	170,082(3)
	02/07/2018									—	11,784	43.30	124,741(5)
	02/07/2018						1,964	3,928	7,856	—	—	—	219,614(7)
	—	—	420,000		1,050,000
Randall R. Kirk	02/07/2018									3,741	—	—	161,985(3)
	02/07/2018									—	11,223	43.30	118,802(5)
	02/07/2018						1,870	3,741	7,482	—	—	—	209,159(7)
	—	—	400,000		1,000,000
Lawrence E. Dewey	—	—	625,000	(9)	1,562,500	(9)
	06/01/2018									2,866			119,971(10)
(1)	Actual awards earned under our annual IComp program are paid in the year following the year on which performance is based, with the amounts determined using the base salary in effect at the time of payment. Amounts paid in February 2019 for 2018 performance were as follows:
	Actual Payouts Under Non-Equity Incentive Plan Awards ($)
Mr. Graziosi	2,500,000
Mr. Bohley	975,000	(a)
Mr. Coll	1,035,000	(a)
Mr. Dick	1,125,000	(a)
Mr. Kirk	1,065,000	(a)
Mr. Dewey	1,562,500
(a)	Includes the following amounts reported in the Bonus column of the Summary Compensation Table: Mr. Bohley—$37,500; Mr. Coll—$35,00; Mr. Dick—$75,000; and Mr. Kirk—$65,000

See “Compensation Discussion and Analysis—2018 Compensation Decisions—Annual Performance-Based Compensation” above for a discussion of the calculation of this amount.

(2)	Amounts represent the grant date fair value of performance units granted to Mr. Graziosi on June 29, 2018, based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of these performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

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(3)	Amounts represent the grant date fair value of RSUs granted to Messrs. Bohley, Coll, Dick and Kirk on February 7, 2018, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our RSU awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.
(4)	Amounts represent the grant date fair value of RSUs granted to Mr. Bohley on June 1, 2018, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our RSU awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.
(5)	Amounts represent the grant date fair value of option awards granted to Messrs. Bohley, Coll, Dick and Kirk on February 7, 2018, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock option awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.
(6)	Amounts represent the grant date fair value of option awards granted to Mr. Bohley on June 1, 2018, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock option awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.
(7)	Amounts represent the grant date fair value of performance units granted to Messrs. Bohley, Coll, Dick and Kirk on February 7, 2018, based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.
(8)	Amounts represent the grant date fair value of performance units granted to Mr. Bohley on June 1, 2018, based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.
(9)	Represents a prorated target and maximum payment based on Mr. Dewey’s five months of service as CEO in 2018.
(10)	Represents the annual equity award, in the form of DSUs, granted to Mr. Dewey in connection with his service as a director.

Narrative Discussion

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards were granted under the Incentive Plan and represent the IComp opportunity for 2018. Amounts actually paid for 2018 performance are shown (I) for the formulaic portion, in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and (ii) for the discretionary portion, in the column titled “Bonus”. Material terms of the IComp awards, including a discussion of the applicable performance measures and target, maximum and actual performance for 2018, are described above under “Compensation Discussion and Analysis—2018 Compensation Decisions—Annual Performance-Based Compensation.”

Equity Incentive Plan Awards. The equity incentive plan awards were granted under the 2015 Plan and represent performance unit awards, RSUs and stock options.

Performance Units. The grant date fair value of the performance units utilizing rTSR as the performance metric granted (i) during 2018 to Messrs. Bohley, Coll, Dick and Kirk was $55.91 per share underlying the unit and (ii) during 2017 to Messrs. Coll, Dick, Graziosi, Kirk and Dewey was $49.22 per share underlying the unit, each as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:

	2018 (Other NEOs)	2017
Expected volatility	17%-30%	17%-48%
Expected term (in years)	2.90	2.86
Risk-free rate	2.31%	1.45%

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The performance units granted to Mr. Graziosi during 2018 vest with respect to 50% of the award based on our adjusted free cash flow per share and with respect to 50% of the award based on our rTSR as compared to an industry peer group. The grant date fair value of the 50% of the performance units utilizing rTSR as the performance metric was $48.98 per share underlying the unit, as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:

2018 (Graziosi)
Expected volatility	18%-31%
Expected term (in years)	2.51
Risk-free rate	2.56%

The grant date fair value of the 50% of the performance units utilizing adjusted free cash flow per share as the performance metric was $40.49 per share underlying the unit, which was calculated using the closing price of a share of our common stock on the date of grant as reported by the NYSE and adjusted using the projected percentage payout based on our financial forecasts.

Material terms of the performance units granted during 2018 to Messrs. Bohley, Coll, Dick and Kirk, including a discussion of the applicable performance measures and target performance for the three-year performance period ending December 31, 2020, are described above under “Compensation Discussion and Analysis—2018 Compensation Decisions—Long-Term Equity Incentive Awards.”

Material terms of the performance units granted during 2018 to Mr. Graziosi, including a discussion of the applicable performance measures and target rTSR performance for the three-year performance period ending December 31, 2020, are described above under “Compensation Discussion and Analysis—2018 CEO and CFO Transition and Related Compensation Decisions” and “Compensation Discussion and Analysis—2018 Compensation Decisions—Long-Term Equity Incentive Awards.”

RSUs. The RSUs were granted under the 2015 Plan. The grant date fair value of the RSUs granted on (i) February 7, 2018 was $43.30 per share, (ii) on June 1, 2018 was $41.86 per share and (iii) on February 22, 2017 was $37.11 per share, each of which were the closing price of a share of our common stock on the date of grant as reported by the NYSE. The RSUs vest on the third anniversary of the date of grant, contingent on continued employment through the vesting date. Material terms of the RSUs are described above under “Compensation Discussion and Analysis—2018 Compensation Decisions—Long-Term Equity Incentive Awards.” Each RSU accrues dividend equivalents for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding shares of our common stock between the grant date and the vesting date. All dividend equivalents are deemed to be reinvested in additional RSUs as of the dividend payment date based on the closing price of a share of our common stock on such date and are subject to the same vesting provisions that apply to the underlying RSU.

Option Awards. The option awards were granted under the 2015 Plan and represent nonqualified stock options. The grant date fair value of the stock options granted (i) on February 7, 2018 was $10.5856 per share underlying the options, (ii) on June 1, 2018 was $10.6004 per share underlying the options, and (ii) on February 22, 2017 was $8.6435 per share underlying the options, each as determined using a Black-Scholes option pricing model using the assumptions noted in the following table:

	February 2018	June 2018	2017
Expected volatility	24.32%	24.50%	24.87%
Expected dividend yield	1.54%	1.43%	1.62%
Expected term (in years)	6.38	6.38	6.34
Risk-free rate	2.68%	2.82%	2.13%

Expected volatility is based on “the average volatilities of otherwise similar public entities” as defined by authoritative accounting guidance. We currently pay a $0.15 dividend per quarter. The expected term is derived from the average of the weighted vesting life and the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The stock options become exercisable on the third anniversary of the grant date, contingent on continued employment through the vesting date, and expire ten years from the date of grant. The stock options have an exercise price of $43.30, $41.86 and $37.11 per share, which was the closing price of a share of our common stock on February 7, 2018, June 1, 2018 and February 22, 2017, respectively, as reported by the NYSE. Other material terms of our option awards are described above under “Compensation Discussion and Analysis—2018 Compensation Decisions—Long-Term Equity Incentive Awards.”

48	2019 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding the stock options and stock awards held by the NEOs as of December 31, 2018.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options — Exercisable (#)		Number of Securities Underlying Unexercised Options — Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(9)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(11)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
David S. Graziosi	18,690	(4)	—		32.13	2/18/2025
	—		27,778	(5)	23.59	2/16/2026
	—		25,672	(6)	37.11	2/22/2027
							27,817	1,221,444	331,583	14,559,810
G. Frederick Bohley	5,225	(1)	—		22.77	8/07/2023
	4,950	(2)	—		30.23	2/17/2024
	7,150	(4)	—		32.13	2/18/2025
	—		10,348	(5)	23.59	2/16/2026
	—		3,961	(6)	37.11	2/22/2027
	—		5,787	(7)	43.30	2/07/2028
	—		4,959	(8)	41.86	6/01/2028
							8,576	376,572	5,562	244,227
John M. Coll	—		8,802	(6)	37.11	2/22/2027
	—		11,223	(7)	43.30	2/07/2028
							15,561	683,284	8,142	357,515
Michael A. Dick	11,960	(4)	—		32.13	2/18/2025
	—		11,218	(5)	23.59	2/16/2026
	—		9,389	(6)	37.11	2/22/2027
	—		11,784	(7)	43.30	2/07/2028
							14,705	645,697	14,231	624,883
Randall R. Kirk	67,439	(3)	—		8.44	10/21/2019
	58,471	(3)	—		12.66	10/21/2019
	140,381	(3)	—		16.88	10/21/2019
	25,200	(1)	—		23.58	3/24/2023
	15,580	(2)	—		30.23	2/17/2024
	—		12,020	(5)	23.59	2/16/2026
	—		8,802	(6)	37.11	2/22/2027
	—		11,223	(7)	43.30	2/07/2028
							14,635	642,623	14,152	621,414
Lawrence E. Dewey							2,883	126,593	69,403	3,047,486
(1)	The option became exercisable with respect to 100% of the underlying shares on December 15, 2015.
(2)	The option became exercisable with respect to 100% of the underlying shares on December 1, 2016.
(3)	The option became exercisable with respect to one-third of the underlying shares on October 1, 2010, October 1, 2011 and October 1, 2012.
(4)	The option became exercisable with respect to 100% of the underlying shares on February 19, 2018.
(5)	The option vests with respect to 100% of the underlying shares on February 17, 2019.
(6)	The option vests with respect to 100% of the underlying shares on February 22, 2020.

2019 PROXY STATEMENT	[49]

(7)	The option vests with respect to 100% of the underlying shares on February 7, 2021.
(8)	The option vests with respect to 100% of the underlying shares on June 1, 2021.
(9)	Includes unvested RSUs for Messrs. Bohley, Coll, Dick, Graziosi and Kirk and deferred stock units, or DSUs, for Mr. Dewey.
(10)	Calculated by multiplying the number of shares of RSUs and DSUs that have not vested by $43.91, the closing price of a share of our common stock on December 31, 2018 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards:
	Vesting Date	RSUs/DSUs (#)	Dividend Equivalents (#)
Mr. Graziosi	02/17/2019	13,889	712
	02/22/2020	12,836	380
Mr. Bohley	02/17/2019	2,786	138
	02/22/2020	1,980	56
	02/07/2021	1,929	25
	06/01/2021	1,653	9
Mr. Coll	07/01/2019	7,000	240
	02/22/2020	4,401	129
	02/07/2021	3,741	50
Mr. Dick	02/17/2019	5,609	285
	02/22/2020	4,694	138
	02/07/2021	3,928	51
Mr. Kirk	02/17/2019	6,010	304
	02/22/2020	4,401	129
	02/07/2021	3,741	50
Mr. Dewey	05/08/2019	2,866	17
(11)	Includes unvested and unearned performance units at target level.
(12)	Calculated by multiplying the number of performance units and performance units that have not vested by $43.91, the closing price of a share of our common stock on December 31, 2018 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards at target level, subject to achievement of the performance conditions:
	Vesting Date	Performance Units (#)
Mr. Graziosi	No later than 02/28/2019	13,889
	No later than 02/28/2020	25,672
	January 1, 2021	97,341
	January 1, 2022	97,341
	January 1, 2023	97,340
Mr. Bohley	No later than 02/28/2020	1,980
	No later than 02/28/2021	3,582
Mr. Coll	No later than 02/28/2020	4,401
	No later than 02/28/2021	3,741
Mr. Dick	No later than 02/28/2019	5,609
	No later than 02/28/2020	4,694
	No later than 02/28/2021	3,928
Mr. Kirk	No later than 02/28/2019	6,010
	No later than 02/28/2020	4,401
	No later than 02/28/2021	3,741
Mr. Dewey	No later than 02/28/2019	40,064
	No later than 02/28/2020	29,339

50	2019 PROXY STATEMENT

Options Exercised and Stock Vested during 2018

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
David S. Graziosi	46,200	683,640	37,534	1,516,574
G. Frederick Bohley	—	—	2,032	79,898
John M. Coll	—	—	7,197	291,407
Michael A. Dick	13,130	187,377	3,402	133,767
Randall R. Kirk	33,837	555,786	8,346	328,165
Lawrence E. Dewey	541,347	12,906,227	153,129	6,215,039
(1)	Includes performance units, restricted stock, RSUs and dividend equivalents that vested as follows:
	Date	Performance units (#)	Restricted Stock (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Graziosi	2/19/2018	7,718	9,345	—	—
	5/31/2018	—	—	20,000	471
Mr. Bohley	2/19/2018	—	—	1,925	107
Mr. Coll	7/01/2018	—	—	7,000	197
Mr. Dick	2/19/2018	—	—	3,220	182
Mr. Kirk	2/19/2018	3,775	4,571	—	—
Mr. Dewey	2/19/2018	25,168	30,470	—	—
	5/31/2018	—	—	94,403	3,088

Pension Benefits for 2018

The following table sets forth information regarding the accrued pension benefits for the NEOs for 2018 under our defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
G. Frederick Bohley	Allison Transmission Retirement Program for Salaried Employees	11.4	314,217	—
Michael A. Dick	Allison Transmission Retirement Program for Salaried Employees	11.4	433,144	—
Randall R. Kirk	Allison Transmission Retirement Program for Salaried Employees	11.4	514,066	—
Lawrence E. Dewey	Allison Transmission Retirement Program for Salaried Employees	10.8	541,008	—

Messrs. Bohley, Dick, Kirk and Dewey participate in our defined benefit plan. Messrs. Coll and Graziosi did not commence service with our predecessor prior to January 1, 2007 and are therefore not eligible to participate in our defined benefit plan. For a description of this plan see “Compensation Discussion and Analysis—Defined Benefit Plans” above.

For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the defined benefit plan, see NOTE 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

2019 PROXY STATEMENT	[51]

Nonqualified Deferred Compensation for 2018

The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2018 under our Deferred Compensation Plan. For a description of this plan see “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David S. Graziosi	37,917	30,333	(41,666)	—	428,116
G. Frederick Bohley	16,563	13,250	(7,163)	—	131,812
John M. Coll	19,896	15,917	(853)	—	72,078
Michael A. Dick	1,001,992	16,733	(167,665)	—	2,241,419
Randall R. Kirk	309,688	15,917	(48,049)	—	730,490
Lawrence E. Dewey	41,667	16,667	(98,780)	(746,802)	885,852
(1)	The amounts shown in this column are reported in the Summary Compensation Table for 2018 as follows:
	Amount Reported in the Summary Compensation Table as part of Salary ($)	Amount Reported in the Summary Compensation Table as part of Non- Equity Incentive Plan Compensation ($)
Mr. Graziosi	37,917	—
Mr. Bohley	16,563	—
Mr. Coll	19,896	—
Mr. Dick	20,917	981,075
Mr. Kirk	59,688	250,000
Mr. Dewey	41,667	—
(2)	The amounts shown in this column are reported in the Summary Compensation Table for 2018 as part of All Other Compensation.
(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.
(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:
	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2018 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2017 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2016 ($)
Mr. Graziosi	68,250	63,000	57,094
Mr. Bohley	29,813	N/A	N/A
Mr. Coll	35,813	33,750	—
Mr. Dick	1,018,725	716,840	275,853
Mr. Kirk	325,605	143,750	90,000
Mr. Dewey	58,334	869,372	191,625

52	2019 PROXY STATEMENT

Potential Payments upon Termination or Change-in-Control

Mr. Graziosi has a severance and change-in-control agreement that provides for severance benefits upon termination of employment. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment effective as of December 31, 2018 (i) by us without cause or due to Mr. Graziosi’s resignation for good reason, (ii) by us without cause or due to Mr. Graziosi’s resignation for good reason following a change-in-control, or (iii) due to death or disability, Mr. Graziosi would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason following a Change-in-Control ($)	Termination Due to Death or Disability ($)
David S. Graziosi	Salary	1,600,000	2,400,000	—
	Bonus	4,042,854	6,064,281	2,021,427
	Stock Options (Accelerated)(1)	739,019	739,019	647,659
	RSUs (Accelerated)(2)	1,122,444	1,221,444	971,839
	Performance units (Accelerated)(3)	—	4,270,329	—
	Benefit continuation(4)	40,403	63,059	—
	Total	7,643,720	14,758,132	3,640,925
(1)	Amounts represent the value of unvested stock options held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $43.91, the closing price of our common stock on the NYSE on December 31, 2018, multiplied by the number of shares of common stock underlying “in-the-money” options.
(2)	Amount represents the value of unvested RSUs and dividend equivalents held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $43.91, the closing price of our common stock on the NYSE on December 31, 2018.
(3)	Amount represents the value of Mr. Graziosi’s unvested performance units granted on June 29, 2018 that would vest pro-rata as a result of a change-in-control. Value is calculated by multiplying the number of unvested performance units by $43.91, the closing price of our common stock on the NYSE on December 31, 2018. Unvested performance units granted prior to June 1, 2018 and, under the other termination scenarios, unvested performance units granted on June 29, 2019 continue to vest in accordance with their terms and therefore are not included in the numbers in this row.
(4)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

2019 PROXY STATEMENT	[53]

Messrs. Bohley, Coll, Dick and Kirk each have a CiC Agreement which provides for severance benefits upon a termination of employment by us without cause or by the executive for good reason, in either case, within two years following a change in control. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment in the event of a change in control had occurred on December 31, 2018, Messrs. Bohley, Coll, Dick and Kirk would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or for Good Reason ($)
G. Frederick Bohley	Salary	750,000
	Bonus	750,000
	RSUs (Accelerated)(1)	376,572
	Stock Options (Accelerated)(2)	250,902
	Total	2,127,474

John M. Coll	Salary	800,000
	Bonus	800,000
	RSUs (Accelerated)(1)	683,284
	Stock Options (Accelerated)(2)	66,700
	Total	2,349,984

Michael A. Dick	Salary	840,000
	Bonus	840,000
	RSUs (Accelerated)(1)	645,697
	Stock Options (Accelerated)(2)	298,983
	Total	2,624,680

Randall R. Kirk	Salary	800,000
	Bonus	800,000
	RSUs (Accelerated)(1)	642,623
	Stock Options (Accelerated)(2)	310,946
	Total	2,553,569
(1)	Amount represents the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $43.91, the closing price of our common stock on the NYSE on December 31, 2018. Unvested performance units continue to vest in accordance with their terms and therefore are not included in the numbers in this row.
(2)	Amounts represent the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $43.91, the closing price of our common stock on the NYSE on December 31, 2018, multiplied by the number of shares of common stock underlying “in-the-money” options.

We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2018, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which base salary amounts are set forth above under “Compensation Discussion and Analysis—2018 Compensation Decisions—Base Compensation.”

At the end of Mr. Dewey’s term under his employment agreement on May 31, 2018, Mr. Dewey became entitled to receive (i) a prorated IComp payment for 2018 based on the achievement of the performance metrics established by the Compensation Committee for 2018, payable in the first quarter of 2019, which amount equaled $1,562,000,

54	2019 PROXY STATEMENT

and (ii) continuation of group health benefits until he reaches the age of 65 or the date when he is eligible for coverage under Medicare. In addition, on May 31, 2018, 138,807 outstanding and unvested stock options, 69,403 outstanding and unvested RSUs and 2,501 outstanding and unvested dividend equivalents held by Mr. Dewey on such date immediately vested.

2019 PROXY STATEMENT	[55]

Director Compensation

For 2018, Mr. Graziosi, who is an employee of the Company, received no additional compensation for serving on our Board or its committees. Mr. Graziosi’s compensation is reported in the Summary Compensation Table above. For 2018, Mr. Dewey, who was an employee of the Company until May 31, 2018, did not receive additional compensation for serving on our Board or its committees until June 1, 2018. Mr. Dewey’s compensation through May 31, 2018 and his director compensation following June 1, 2018 is reported in the Summary Compensation Table above. See also the Grants of Plan-Based Awards for 2018 table for the annual DSU award granted to Mr. Dewey on June 1, 2018 for his service as a director. Ms. Altmaier was appointed to our Board in February 2019 and therefore, did not receive compensation during 2018.

During 2018, we provided the following compensation to our non-employee members of the Board:

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(5)	Total ($)
Stan A. Askren	82,500	119,964	202,464
David C. Everitt	80,000	119,964	199,964
Alvaro Garcia-Tunon	95,000	119,964	214,964
William R. Harker	88,750	119,964	208,714
Carolann I. Haznedar(2)	21,250	59,958	81,208
Richard P. Lavin	85,000	119,964	204,964
Thomas W. Rabaut	110,000	119,964	229,964
Francis Raborn(1)	45,000	—	45,000
Richard V. Reynolds	100,000	119,964	219,964
James A. Star(1)	41,250	—	41,250
(1)	Messrs. Raborn and Star were members of the Board until May 9, 2018 and did not receive any payments for service beyond the 2018 annual meeting of stockholders.
(2)	Ms. Haznedar was elected to the Board in November 2018.
(3)	Amounts included in this column represent the director’s annual retainer and committee service fees. The annual retainer may be paid in common stock or cash, at the director’s election. Both the annual retainer and committee service fees may be deferred under our Director Deferred Compensation Plan. The annual retainer and committee fees included in this column were paid as follows:
Name	Annual Retainer— Common Stock (#)	Annual Retainer— DSU (#)	Annual Retainer—Cash ($)	Committee and Other Fees—Cash ($)	Committee and Other Fees—DSUs (#)
Mr. Askren	1,711	—	—	7,500	—
Mr. Everitt	—	—	75,000	5,000	—
Mr. Garcia-Tunon	—	1,711	—	—	457
Mr. Harker	—	1,711	—	—	309
Ms. Haznedar	—	203	9,375	2,500	—
Mr. Lavin	448	815	18,750	3,750	135
Mr. Rabaut	1,711	—	—	35,000	—
Mr. Raborn	—	—	37,500	7,500	—
General Reynolds	—	—	75,000	25,000	—
Mr. Star	896	—	—	3,750	—

56	2019 PROXY STATEMENT

(4)	Represents the grant date fair value of the annual equity award in accordance with ASC 718. The amounts are calculated by multiplying the number of shares underlying the award by the closing price for a share of our common stock as reported by the NYSE on the date of grant and include the director’s annual equity award received in RSUs:
Name	Annual Equity Award—RSUs (#)	Annual Equity Award—DSUs (#)
Mr. Askren	2,859	—
Mr. Everitt	—	2,859
Mr. Garcia-Tunon	—	2,859
Mr. Harker	—	2,859
Ms. Haznedar	—	1,314
Mr. Lavin	—	2,859
Mr. Rabaut	2,859	—
General Reynolds	—	2,859
(5)	As of December 31, 2018, our directors had the following number of RSUs and DSUs outstanding:
Name	RSUs (#)	DSUs (#)
Mr. Askren	2,886	—
Mr. Everitt	—	15,365
Mr. Garcia-Tunon	—	18,322
Mr. Harker	—	9,264
Ms. Haznedar	—	1,521
Mr. Lavin	—	3,839
Mr. Rabaut	2,886	1,068
General Reynolds	—	21,557

The number of RSUs and DSUs includes dividend equivalents earned on the unvested awards.

Director Compensation Policy

Under our Third Amended and Restated Non-Employee Director Compensation Policy, or the Director Compensation Policy, each non-employee director receives:

•	an annual retainer for: (i) Board service, (ii) service as the chair of our Audit, Compensation and Nominating and Corporate Governance Committees, and (iii) service as a member of our Audit, Compensation and Nominating and Corporate Governance Committees; and
•	an annual equity award.

For their service as members of our Board, all non-employee directors received:

•	An annual equity award of $120,000 payable 100% in RSUs granted under the 2015 Plan (with the number of shares underlying the RSUs based on the closing price of our common stock on the NYSE on the date of grant).
•	An annual retainer of $75,000 payable quarterly in arrears, at the director’s election, either 100% in fully vested common stock granted under the 2015 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), 100% in cash or 50% in fully vested common stock (valued as described above) and 50% in cash.
•	For service as a member of the following committees, each committee member received an annual cash retainer of:
○	$5,000 for service as a member of the Nominating and Corporate Governance Committee,
○	$7,500 for service as a member of the Compensation Committee, and
○	$10,000 for service as a member of the Audit Committee

2019 PROXY STATEMENT	[57]

•	For service as a chair of the following committees, each chair received an annual cash retainer of:
○	$10,000 for service as the chair of our Nominating and Corporate Governance Committee,
○	$15,000 for service as the chair of our Compensation Committee, and
○	$20,000 for service as the chair of our Audit Committee.
•	The Lead Independent Director and Chair each received a $50,000 annual cash retainer.

Director Deferred Compensation Plan

We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive DSUs under the Director Compensation Policy. DSUs received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each DSU represents the right to receive one share of our common stock, or an equivalent amount of cash.

58	2019 PROXY STATEMENT

Ratio of CEO Compensation to Median of Employees

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David S. Graziosi, our President and Chief Executive Officer. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all Allison employees, other than our CEO, was $99,977; and
•	The annual total compensation of our CEO was $16,946,722.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Graziosi, our Chief
Executive Officer, to the median of the annual total compensation of all employees was 170 to 1.

As permitted under SEC rules, we are using the same median employee for our 2018 pay ratio disclosure as we used for our 2017 pay ratio disclosure because we did not experience any meaningful changes in our employee population or employee compensation arrangements during 2018 that we reasonably believe would significantly impact our pay ratio disclosure.

We identified our median employee in December 2017. To identify our median employee, as well as the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We determined that, as of December 1, 2017, our employee population excluding our CEO consisted of 2,691 individuals. To identify the median employee, we compared the amount of cash wages, including base salary and hourly and overtime pay, paid to our employees (other than our CEO) from January 1, 2017 to December 31, 2017, as reflected in our payroll records.
•	Utilizing the median employee identified in December 2017, we determined our median employee’s 2018 annual total compensation in the same manner that we determined the annual total compensation of our named executive officers for the Summary Compensation Table, except that for purposes of the pay ratio disclosure, we annualized Mr. Graziosi’s compensation. Mr. Graziosi became our CEO effective June 1, 2018. In calculating our 2018 pay ratio disclosure, we annualized his 2018 compensation by increasing his salary paid to the amounts he would have received for a full year of service as CEO in 2018.

As described in our Compensation Discussion and Analysis under “2018 CEO and CFO Transition and Related Compensation Decisions,” Mr. Graziosi’s 2018 compensation included an equity award of performance units that was purposefully “front-loaded” and intended to replace his annual equity awards for calendar years 2018, 2019 and 2020. The Compensation Committee does not intend to make any additional equity awards to Mr. Graziosi until 2021. Consequently, we expect Mr. Graziosi’s annual total compensation for the next two years will be lower than his annual total compensation for 2018 as reported in our 2018 Summary Compensation Table and our CEO Pay Ratio will be lower in those years.

2019 PROXY STATEMENT	[59]

Equity Compensation Plan Information

The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,883,648 (2)	$28.04 (3)	13,612,959 (4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,883,648	$28.04	13,612,959
(1)	Consists of the 2015 Plan, Allison Transmission Holdings, Inc. Equity Incentive Award Plan, or the 2011 Plan, and Equity Incentive Plan of Allison Transmission Holdings, Inc., or the 2007 Plan.
(2)	Includes 862,190 shares subject to RSU and performance unit awards and 9,126 shares issuable upon vesting of outstanding dividend equivalents earned on unvested RSU awards.
(3)	Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs and performance units, which have no exercise price.
(4)	Represents shares available for issuance under the 2015 Plan. No shares remain available for future issuance under the 2011 Plan or the 2007 Plan. However, to the extent outstanding stock options under the 2011 Plan or the 2007 Plan are forfeited or lapse unexercised, the shares of common stock subject to such stock options will be available for future issuance under the 2015 Plan. As of December 31, 2018, 411,080 shares that were previously subject to stock options or RSUs outstanding under the 2011 Plan and the 2007 Plan were forfeited or lapsed and are now included in the number of shares available for issuance under the 2015 Plan.

60	2019 PROXY STATEMENT

Stockholder Proposals at 2020 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy card relating to the 2020 annual meeting of stockholders must be received no later than November 30, 2019. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.

Notice of any director nomination or other proposal that a stockholder intends to present at the 2020 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2020 annual meeting of stockholders, must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than January 9, 2020 and not later than 5:00 p.m. Eastern Time on February 8, 2020. In addition, the notice must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2020 annual meeting of stockholders.

In addition, our Bylaws provide a proxy access right permitting certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years to submit nominations via the Company’s proxy materials for up to 25% of the directors then serving. Notice of proxy access director nominations for the 2020 annual meeting of stockholders must be delivered to our General Counsel and Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than the close of business on October 31, 2019 and not later than 5:00 p.m. Eastern Time on November 30, 2019. In addition, the notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that a stockholder intends to present at the 2020 annual meeting of stockholders.

A copy of the Bylaw provisions may be obtained by contacting our General Counsel and Secretary.

2019 PROXY STATEMENT	[61]

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on, or accessible through, our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

Annual Report on Form 10-K

Stockholders may receive, without charge, a copy of our 2018 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC. Please address requests for a copy of our 2018 Annual Report on Form 10-K to our General Counsel and Secretary at One Allison Way, Indianapolis, Indiana 46222. Our 2018 Annual Report on Form 10-K is also available in the Investor Relations section of our website, www.allisontransmission.com.

62	2019 PROXY STATEMENT

IMPROVING THE WAY THE WORLD WORKS

Allison Transmission®

One Allison Way

Indianapolis, IN 46222-3271

317-242-5000

allisontransmission.com

Allison Transmission

ALLISON TRANSMISSION HOLDINGS, INC.
ONE ALLISON WAY
INDIANAPOLIS, IN 46222

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLISON TRANSMISSION HOLDINGS, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Judy L. Altmaier	☐	☐	☐
1b. Stan A. Askren	☐	☐	☐
1c. Lawrence E. Dewey	☐	☐	☐
1d. David C. Everitt	☐	☐	☐
1e. Alvaro Garcia-Tunon	☐	☐	☐
1f. David S. Graziosi	☐	☐	☐
1g. William R. Harker	☐	☐	☐
1h. Carolann I. Haznedar	☐	☐	☐
1i. Richard P. Lavin	☐	☐	☐
1j. Thomas W. Rabaut	☐	☐	☐
1k. Richard V. Reynolds	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote every 1 YEAR on the following proposal:

NOTE: If any other business properly comes before the 2019 Annual Meeting, or any adjournments or postponements thereof, the persons named as proxies intend to vote the shares represented by your proxy in their discretion on such business.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

E69293-P20609

ALLISON TRANSMISSION HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2019 1:00 P.M., EDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., EDT on May 8, 2019, at the Hyatt Regency Indianapolis located at One South Capitol Avenue, Indianapolis, Indiana 46204 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees listed on the reverse side for election to the Board of Directors, "FOR" Proposals 2 and 3, "1 YEAR" on Proposal 4 and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side